Exhibit 10.22.3

PURCHASE AND SALE AGREEMENT

BETWEEN

WESTFIELD AMERICA LIMITED PARTNERSHIP,

as Transferor

AND

CBL & ASSOCIATES LIMITED PARTNERSHIP,

as Transferee

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ARTICLE I Purchase and Sale of Sale Interest	1
1.1 Conveyance	1
1.2 Purchase Price.	1
1.3 Closing Costs	3
ARTICLE II Investigation of the Property and Title	4
2.1 Inspection of Property; Indemnity	4
2.2 Title and Survey.	4
2.3 Status of Title	6
ARTICLE III Transferee’s Acknowledgement	6
ARTICLE IV Transferor’s Representation & Warranties	8
4.1 Authority; Ownership of Sale Interest.	8
4.2 No Conflicts	9
4.3 Consents; Binding Obligations	9
4.4 No Bankruptcy	9
4.5 Tenant Leases, Contracts, Permitted Exceptions and Permits.	10
4.6 No Actions/Compliance With Laws	11
4.7 Hazardous Materials and Repairs	11
4.8 Taxes and Special Assessments.	11
4.9 Non-Foreign Status	13
4.10 Not a Prohibited Person	13
4.11 Union Contracts; Employees	13
4.12 Single-Purpose	13
4.13 ERISA	14
4.14 Financial Statements	14
4.15 No Other Assets	14
4.16 Gift Certificates; Merchants Associations	14
4.17 Existing Mortgage Loan	14
4.18 REAs	14
4.19 Insurance Certificates	15
ARTICLE V Transferee’s Representations and Warranties	16
5.1 Authority.	16
5.2 No Conflicts	16
5.3 Consents; Binding Obligations	17
5.4 No Bankruptcy	17
5.5 No Legal Proceedings	17
5.6 Not a Prohibited Person	17
5.7 ERISA	17

i

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(continued)

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ARTICLE VI Additional Undertakings	18
6.1 Covenants	18
6.2 Actions by Property Owner	21
6.3 Termination of Contracts	22
6.4 Casualty Damage/Condemnation	22
6.5 Risk of Loss	23
6.6 Estoppel Certificates	23
6.7 Employees.	24
6.8 Existing Mortgage Loan; Lender Consent.	26
6.9 Removal of Westfield Signs	29
6.10 Continuation of Gift Certificate Programs	29
6.11 West County Residential Option	29
ARTICLE VII Transferee’s Obligation to Close	29
7.1 Transferee’s Conditions.	29
7.2 Failure of Conditions	31
ARTICLE VIII Transferor’s Obligation to Close	31
8.1 Transferor’s Conditions	31
8.2 Failure of Conditions	32
ARTICLE IX Closing	32
9.1 Time of Closing	32
9.2 Deliveries at Closing by Transferor	32
9.3 Deliveries at Closing by Transferee	34
9.4 Deliveries Outside of Escrow	35
9.5 Actions by Escrow Agent	36
ARTICLE X Prorations and Closing Expenses	37
10.1 Closing Adjustments	37
10.2 Closing Costs	43
10.3 Settlement Sheet	43
10.4 Post-Closing Cooperation	43
10.5 SEC Reporting Requirements	44
ARTICLE XI Remedies	44
11.1 Breach by Transferor	44
11.2 Breach by Transferee	45
ARTICLE XII Escrow	46
12.1 Escrow.	46

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(continued)

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ARTICLE XIII Miscellaneous	47
13.1 Brokers	47
13.2 Expenses	48
13.3 Further Assurances	48
13.4 Survival of Representations and Warranties	48
13.5 Partial Invalidity	48
13.6 Time of Essence	48
13.7 Construction of Agreement	48
13.8 Amendments/Waiver	49
13.9 Entire Agreement	49
13.10 Counterparts; Facsimile	49
13.11 Dates	49
13.12 Governing Law/Jurisdiction	49
13.13 Notices	50
13.14 Headings/Use of Terms/Exhibits	51
13.15 Assignment	51
13.16 Attorneys’ Fees	52
13.17 Indemnification.	52
13.18 Limitation on Liability	52
13.19 Confidentiality	53
13.20 Transferor’s Like-Kind Exchange.	53

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of August 9, 2007, by and among WESTFIELD AMERICA LIMITED PARTNERSHIP, a Delaware limited partnership (“Transferor”), and CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (“Transferee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth herein or in Schedule 1 attached hereto.

RECITALS

WHEREAS, Transferor owns, and immediately prior to Closing will own, directly or indirectly, 100% of the limited liability company interests (the “Sale Interest”) in Chesterfield Mall LLC, a Delaware limited liability company (“Property Owner”).

WHEREAS, Property Owner is disregarded as an entity separate from Transferor for tax purposes.

WHEREAS, Property Owner owns fee title to the shopping center located at Chesterfield, Missouri, commonly known as “Westfield Chesterfield Mall” (including the Land described in Exhibit G attached hereto and all Improvements located thereon, the “Property”).

WHEREAS, Transferor desires to sell, or to cause to be sold, to Transferee, and Transferee desires to purchase, the Sale Interest (the “Conveyance”), upon and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

ARTICLE I

Purchase and Sale of Sale Interest

1.1 Conveyance. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and conditions contained herein, Transferor hereby agrees to sell, or cause to be sold, and Transferee hereby agrees to purchase, the Sale Interest.

1.2	Purchase Price.

(a)             The purchase price for the Sale Interest shall be $301,789,733, less the outstanding principal balance of the Existing Mortgage Loan as of the Closing Date, and subject to the adjustments as set forth in Sections 1.2(b) and (c) and Section 10.1 (such reduced and adjusted amount being hereinafter referred to as the “Purchase Price”).

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(b)	The Purchase Price shall be increased by an amount equal to:

[97% of (New Income – Lost Rent)]

0.06

; provided, however, that if the above-described amount is equal to less than zero, the Purchase Price shall not be adjusted pursuant to this Section 1.2(b). The adjustments made to the Purchase Price pursuant to this Section 1.2(b) shall be deemed final and not subject to further adjustments if no such adjustments have been requested in good faith within one year after the Closing Date. All post-Closing adjustments to the Purchase Price pursuant to this Section 1.2(b) shall be subject to Sections 10.1(h) and (m). For purposes of this Section 1.2(b), the following definitions shall apply:

(i)              “Early Terminated Tenant Lease” shall mean each Tenant Lease which expires or terminates after April 24, 2007 and prior to the Closing Date.

(ii)             “Lost Rent” means the aggregate annualized reduction in income which is expected to occur from the Early Terminated Tenant Leases, calculated based on the annualized amount of minimum rent payable under each Early Terminated Tenant Lease during the last full calendar month period immediately prior to the expiration or termination thereof.

(iii)            “New Income” means the aggregate annualized increase in income which is expected to occur from the New Tenant Leases, calculated based on the annualized amount of minimum rent payable under each New Tenant Lease for the first full calendar month after the rent commencement date thereunder.

(iv)            “New Tenant Lease” means each new Tenant Lease entered into by Property Owner after April 24, 2007 and prior to the Closing Date in accordance with Section 6.1(c) or otherwise with the approval of Transferee; provided, that the Tenant thereunder is scheduled to open for business on or prior to December 31, 2007 (except as may otherwise be agreed to by Transferee); provided, further, that, with respect to each New Tenant Lease:

(1)             Transferee shall receive a credit for (A) all unpaid, non-disbursed Tenant incentives, allowances or inducements (including work to be performed by or at Property Owner’s expense pursuant to the terms of such New Tenant Lease) for the initial term of such Tenant Lease, and (B) all third party brokerage and leasing agreements for which fees or commissions are or will be payable relating to such New Tenant Lease, in each case, as and to the extent set forth in Section 10.1(k); and

(2)             without duplication of any credits received under clause (1), Transferee shall receive a credit for the value of any rent

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concessions, abatements, free rent amounts, rent “holidays”, or other “lost” rent between the Closing Date and the scheduled (as of the Closing Date) rent commencement date under such New Tenant Lease; provided, that there shall be a post-closing adjustment based on the actual rent commencement date under such New Tenant Lease.

(c)             Deposit. Within 2 Business Days after the full execution and delivery of this Agreement by Transferor and Transferee, Transferee shall deliver to Escrow Agent the amount of Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($3,750,000.00) (which sum, together with any and all interest and dividends earned thereon, shall hereinafter be referred to as the “Deposit”). Transferee may, at its election, deliver all or any portion of the Deposit in the form of either (i) cash (by Federal funds wire transfer to a U.S. bank account specified by Escrow Agent), or (ii) an unconditional and irrevocable letter of credit, that is payable to Transferor (x) at sight in the State of New York or (y) upon presentation via facsimile followed by overnight courier delivery of the original, and expires no earlier than the 60th day after the last possible date for Closing under Section 9.1, and is issued from Regions Bank or another creditworthy bank or financial institution reasonably acceptable to Transferor. Transferor hereby approves the form of letter of credit attached hereto as Exhibit F. Escrow Agent shall hold the Deposit (including any proceeds from draws under any letter of credit) pursuant to the provisions of Article XII. If the Conveyance is not consummated for any reason (other than a termination of this Agreement in accordance with its terms arising out of a default by Transferee or CBL OP of any provision hereof, the CBL Contribution Agreement or any other agreement between or among Transferor, Transferee and CBL OP or their respective affiliates), then the Deposit shall be returned to Transferee. Notwithstanding anything to the contrary contained herein, at Closing, (i) any Deposit delivered in the form of cash shall be paid to Transferor, and Transferee shall receive a credit to the Purchase Price in an amount equal to such cash Deposit, and (ii) any Deposit delivered in the form of a letter of credit shall be returned to Transferee upon the payment in full of the Purchase Price by Transferee to Transferor. The parties hereto shall promptly take any action required to cause the Deposit to be delivered to any party entitled thereto pursuant to the terms of this Agreement.

(d)             Balance of Purchase Price. At Closing, Transferee shall pay the Purchase Price, less any Deposit delivered in the form of cash, to Transferor in accordance with Sections 9.3 and 9.5.

1.3 Closing Costs. At Closing, (i) Transferee shall cause Transferee’s Closing Costs to be paid in full by delivering the amount thereof to Escrow Agent (by Federal funds wire transfer), (ii) Transferor shall cause Transferor’s Closing Costs to be paid in full by delivering the amount thereof (but only to the extent that such amount is in excess of the Purchase Price) to Escrow Agent (by Federal funds wire transfer), and (iii) Transferee and Transferor shall cause Escrow Agent to deliver all such amounts directly to the Persons to whom such amounts are owed (all as described in Section 10.2).

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ARTICLE II

Investigation of the Property and Title

2.1 Inspection of Property; Indemnity. Until Closing or earlier termination of this Agreement, Transferee shall continue to have the rights set forth in that certain Access Agreement, dated as of May 10, 2007, by and between Transferor, on behalf of itself and its subsidiaries and affiliates, as owner, and Transferee, as inspector (as the same may be amended, supplemented or otherwise modified, the “Access Agreement”), as amended by this Agreement. Without limiting the provisions of the Access Agreement, Transferee shall, jointly and severally, indemnify, hold harmless and defend Transferor and each Transferor Related Party from and against any mechanics’ or materialmen’s lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost, expense or any other Losses (including, without limitation, attorneys’ fees) due to injury to persons or damage to property arising out of any entry by Transferee or Transferee’s engineers, architects and other employees, representatives, contractors, subcontractors and agents, or out of any inspections, tests or surveys conducted by or on behalf of Transferee in connection with the transactions contemplated herein, in each case, except to the extent caused by the gross negligence or willful misconduct of Transferor or such Transferor Related Party.

2.2	Title and Survey.

(a)             Schedule 2.2(a) attached hereto is a schedule of the Liens, defects and other exceptions to title to which the Property will be subject at Closing when Transferee shall acquire the Sale Interest and accept indirect possession of the Property (such exceptions, together with (a) Liens for Taxes that are not yet due and payable, (b) rights of Tenants, as tenants only, under Tenant Leases, (c) any Liens arising out of any act of Transferee, and (d) any other matters that are approved or deemed approved by Transferee hereunder being collectively, the “Permitted Exceptions”).

(b)             Notwithstanding anything to the contrary contained herein, on or before the tenth (10th) day after the Effective Date, Transferee shall have the right to object to any matter shown on the Title Commitment or the Survey heretofore delivered to Transferee, but only with respect to any matter reported or shown thereon which has or could have a Material Adverse Title Effect (as hereinafter defined) (such objections, “Transferee’s Objections”). Notwithstanding anything herein to the contrary contained herein, from and after the Effective Date until Closing, Transferee shall have until the tenth (10th) day after Transferee’s receipt, after the Effective Date, of any update to the Survey or the Title Commitment (and legible copies of all documents referenced in any such update) to notify Transferor in writing of any objection (also, “Transferee’s Objections”) which Transferee may have to any matter disclosed, reported or shown thereon and not disclosed, reported or shown on the Title Commitment or the Survey previously delivered to Transferee as to which Transferee has already responded or failed to timely respond pursuant to the preceding sentence, but only if such matter or thing has or could have a Material Adverse Title Effect. The term “Material Adverse Title Effect” means any matter that has a material adverse effect on the use, value or operation of the Property that

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breaches a law or that breaches a contract, but only if such breach would have a material adverse effect on the use, value or operation of the Property. The preceding three (3) sentences do not apply to Liens, as to which the express provisions of this Agreement as to Liens shall apply. Transferor will and (prior to Closing) will cause the Property Owner to cooperate reasonably and in good faith with Transferee in Transferee’s attempts to obtain customary and reasonable title insurance with respect to Permitted Exceptions (e.g., the omission of recorded memoranda of lease for leases that have expired or been terminated). As a condition to Closing, Transferor shall remove or discharge from title to the Property (i) any Liens which secure an obligation to pay sums of money borrowed by Transferor, Property Owner or any affiliate thereof (other than the Existing Mortgage Loan) or which are set forth on Schedule 2.2(b) attached hereto and any other matters set forth on Schedule 2.2(b) attached hereto as Transferor’s obligation to remove or discharge, (ii) any exceptions and matters objected to by Transferee which were created or caused by Transferor, Property Owner or any affiliate thereof between the Effective Date and the Closing Date, and (iii) any other exceptions and matters timely objected to by Transferee in Transferee’s Objections that may be discharged by the payment of an ascertainable amount of money (the exceptions and matters described in clauses (i), (ii) and (iii), other than mechanic’s lien or materialman’s lien arising from work performed by or on behalf of a Tenant (other than by Property Owner as the landlord of such Tenant, or Property Owner’s contractors), collectively, the “Curable Title Objections”); provided, however, that Transferor shall have no obligation to spend more than One Million and No/100 Dollars ($1,000,000.00) in the aggregate in connection with the curing and/or insuring over of the Curable Title Objections described in clause (iii), and Transferor shall have no obligation to remove any mechanic’s lien or materialman’s lien arising from work performed by or on behalf of a Tenant (other than by Property Owner as the landlord of such Tenant, or Property Owner’s contractors). Alternatively, in lieu of removing or discharging any of the Curable Title Objections from title to the Property (other than any mechanic’s lien or materialman’s lien arising from work performed by Property Owner or its contractors), Transferor may obtain for Transferee, title insurance coverage reasonably acceptable to Transferee from the Title Company insuring over any such exceptions or matters, and subject to the $1,000,000 limitation described above and without limiting the provisions of Section 10.2(ii), Transferor shall be responsible for the incremental costs and expenses charged by the Title Company to insure over any such exceptions and matters (the “Incremental Title Costs”). Without limiting the foregoing, Transferor and Transferee hereby agree to cooperate to cause to be removed from title to the Property, at Transferor’s expense, any mechanic’s lien or materialman’s lien arising from work performed by Property Owner or its contractors which were of record prior to the Closing Date and which remain uncured after the Closing Date. The provisions of the immediately preceding sentence shall survive Closing

(c)             As a condition to Closing, Transferor shall, at Transferor’s expense, remove or discharge from title to the Sale Interest any Liens which were created or caused by Transferor, Property Owner or any affiliate thereof.

(d)             On or before the 10th day following Transferor’s receipt of Transferee’s Objections (or by the Outside Closing Date, if earlier), Transferor shall deliver

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written notice to Transferee (“Transferor’s Response”) indicating whether Transferor elects to remove or insure over those Transferee’s Objections that Transferor is not obligated to remove or insure over in accordance with Section 2.2(b). If Transferor fails to deliver Transferor’s Response within the time frame set forth above, it shall be deemed to be an election by Transferor to not remove or insure over all of such Transferee’s Objections. If Transferor elects not to (or is deemed to have elected not to) remove or insure over all of such Transferee’s Objections, then Transferee must elect, by delivering written notice of such election to Transferor on or before the earlier to occur of (i) the 10th day following Transferee’s receipt of Transferor’s Response (or by the Outside Closing Date, if earlier), or (ii) if no Transferor’s Response is received by Transferee, the 10th day following the date on which Transferor shall have been deemed to have responded, as provided above (or by the Outside Closing Date, if earlier), to: (x) terminate this Agreement (in which case none of the parties thereafter shall have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement); or (y) proceed to a timely Closing whereupon such objected to exceptions or matters shall be deemed to be approved by Transferee and constitute Permitted Exceptions. If Transferee fails to deliver a response within such 10 day period (or by the Outside Date, if earlier), then Transferee shall be deemed to have elected to proceed to Closing pursuant to clause (y) above.

2.3 Status of Title. At Closing, Transferor shall convey, or cause to be conveyed, to Transferee all of Transferor’s and/or its affiliates’ rights, titles and interests in and to the Sale Interest, and Transferee shall acquire (a) the Sale Interest, and (b) indirect ownership and possession of the Property, subject only to the Permitted Exceptions.

ARTICLE III

Transferee’s Acknowledgement

THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT: (A) TRANSFEREE IS A SOPHISTICATED INVESTOR IN REAL PROPERTY WHO IS FAMILIAR WITH INVESTMENTS SIMILAR TO THE PROPERTY AND THE SALE INTEREST; (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, NEITHER TRANSFEROR NOR ANY TRANSFEROR RELATED PARTY HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO PROPERTY OWNER, THE SALE INTEREST, THE PROPERTY, THE PERMITTED USE THEREOF, OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO, OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY OR THE SALE INTEREST, OR OTHERWISE RELATING TO PROPERTY OWNER, THE PROPERTY, THE SALE INTEREST, OR THE TRANSACTIONS CONTEMPLATED HEREIN; AND (C) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, THE SALE INTEREST IS BEING TRANSFERRED TO TRANSFEREE AND

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TRANSFEREE IS ACCEPTING THE SALE INTEREST AND INDIRECT POSSESSION OF THE PROPERTY, IN EACH CASE, IN THEIR PRESENT “AS IS, WHERE IS” CONDITION “WITH ALL FAULTS”, WITH NO RIGHT OF SETOFF OR DEDUCTION IN THE PURCHASE PRICE. IN ADDITION, TRANSFEREE EXPRESSLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT UNKNOWN CONDITIONS MAY EXIST WITH RESPECT TO THE PROPERTY, PROPERTY OWNER, AND/OR THE SALE INTEREST AND THAT TRANSFEREE EXPLICITLY TOOK THE POSSIBILITY OF SUCH UNKNOWN CONDITIONS INTO ACCOUNT, TOGETHER WITH THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, IN DETERMINING AND AGREEING TO THE PURCHASE PRICE. SUBJECT TO THE TERMS HEREOF, TRANSFEREE HAS BEEN AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS AND DUE DILIGENCE OF THE PROPERTY, PROPERTY OWNER, AND ANY OTHER MATTERS RELATED TO THE SALE INTEREST AND THE CONVEYANCE AS TRANSFEREE REASONABLY DESIRED AND, ACCORDINGLY, EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, TRANSFEREE WILL RELY SOLELY ON ITS OWN DUE DILIGENCE AND INVESTIGATIONS IN ACQUIRING THE SALE INTEREST. TRANSFEREE HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, NONE OF TRANSFEROR, ANY TRANSFEROR RELATED PARTY OR ANY PERSON ACTING ON BEHALF OF ANY OF THEM, NOR ANY PERSON WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY TRANSFEREE IN CONDUCTING ITS DUE DILIGENCE, NOR ANY REPRESENTATIVE, BROKER, ACCOUNTANT, ADVISOR, ATTORNEY, CONSULTANT, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, PROPERTY OWNER, OR THE SALE INTEREST, OTHER THAN THOSE EXPRESSLY CONTAINED HEREIN. TRANSFEREE FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, ALL MATERIALS WHICH HAVE BEEN PROVIDED BY TRANSFEROR OR ANY TRANSFEROR RELATED PARTY OR ANY REPRESENTATIVE, BROKER, ACCOUNTANT, ADVISOR, ATTORNEY, CONSULTANT, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND TRANSFEREE SHALL NOT HAVE ANY RECOURSE AGAINST TRANSFEROR, ANY TRANSFEROR RELATED PARTY OR ANY REPRESENTATIVE, BROKER, ACCOUNTANT, ADVISOR, ATTORNEY, CONSULTANT, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES IN THE EVENT OF ANY ERRORS

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THEREIN OR OMISSIONS THEREFROM. THE PROVISIONS OF THIS ARTICLE III SHALL SURVIVE CLOSING.

ARTICLE IV

Transferor’s Representation & Warranties

Transferor represents and warrants to Transferee as follows as of the Effective Date and (except with respect to any representation or warranty set forth in the Bringdown Certificate which is updated as of the Closing Date in accordance with the terms of Section 6.1(c)) as of the Closing Date:

4.1	Authority; Ownership of Sale Interest.

(a)             (i) Each of Transferor and Property Owner is duly formed or organized, validly existing and in good standing under the laws of the State of Delaware, (ii) Property Owner is qualified to do business in the State of Missouri, and (iii) except as otherwise disclosed in Schedule 4.1(a) attached hereto, Property Owner has not existed or operated under any other name, and Transferor has not existed under any other name since July 1, 2002. Property Owner has made all filings necessary in the State of Missouri to own and operate the Property, except to the extent such failure would not have a material adverse effect on the business operations, financial condition or results of operations of the Property.

(b)             Other than as may be limited by the Existing Mortgage Loan, Transferor has the full right, power and authority to enter into this Agreement, the Closing Documents and all other documents contemplated hereby, and to consummate the transactions contemplated by this Agreement, the Closing Documents and such other documents. All requisite partnership, limited liability company and corporate, as applicable, action have been taken by Transferor to authorize the execution and delivery of this Agreement, and will be taken by Transferor prior to Closing to authorize the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Each of the Persons signing this Agreement, the Closing Documents, and the other documents contemplated by this Agreement on behalf of Transferor has the legal right, power and authority to bind Transferor.

(c)             Transferor owns, and will own immediately prior to Closing, directly or indirectly, beneficially and, to the extent applicable, of record, the Sale Interest free and clear of any Lien of any nature whatsoever (subject to the rights of Transferee pursuant to this Agreement and the covenants, conditions and restrictions set forth in the Existing Loan Documents). The Sale Interest is the only authorized, issued and outstanding direct equity interests in Property Owner. Except for this Agreement, the Existing Loan Documents and any agreements entered into by Transferee, the Sale Interest is not subject to any written agreements or understandings among Persons with respect to the voting or transfer thereof to which Transferee or Property Owner would be subject on or after the Closing Date. Except for any agreements entered into by Transferee, there are no subscriptions, options, warrants, calls, rights,

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convertible securities or other agreements or commitments of any character obligating Transferor, Property Owner or any of their respective affiliates to issue, transfer or sell, or cause the issuance, transfer or sale of, any direct equity interests or other securities (whether or not such securities have voting rights) of Property Owner to which Transferee or Property Owner would be subject on or after the Closing Date.

4.2 No Conflicts. The execution, delivery and performance by Transferor of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, (i) result in a breach of, violation of, or constitute a default under any material term or provision of any articles of formation, certificate of incorporation, bylaws, certificate of limited partnership, certificate of limited liability company, partnership agreement (oral or written) (including any designation supplemental thereto), limited liability company agreement (oral or written) (including any designation supplemental thereto) or other operating agreement (oral or written) (including any designation supplemental thereto), as applicable, of Transferor or Property Owner, (ii) result in a breach of, violation of, or constitute a default under (subject to obtaining any consents required under the Existing Mortgage Loan) any material term or provision of, any indenture, deed of trust, mortgage, judicial or administrative order or Law, applicable to Transferor or Property Owner or by which Transferor, Property Owner, the Sale Interest, the Property (or any portion thereof), or any other asset of Property Owner is bound, or (iii) result in a breach of, violation of, or constitute a default under, any material term or provision of any Continuing Contract which breaches, violations and defaults would, individually or in the aggregate, have a material adverse effect on the business operations, financial condition or results of operations of the Property or Property Owner.

4.3 Consents; Binding Obligations. Other than with respect to any approval required under the Existing Loan Documents, no approval or consent (other than those which have already been obtained and have not been revoked) is required from any Person for Transferor to execute, deliver or perform this Agreement, the Closing Documents or the other instruments contemplated hereby, or for Transferor to consummate the transaction contemplated hereby, and (b) this Agreement, the Closing Documents and all other documents required hereby to be executed by Transferor are and shall be valid, legally binding obligations of Transferor, enforceable against Transferor in accordance with their respective terms. Transferor has delivered to Transferee copies of the Property Owner Organizational Documents, including all amendments thereto, which are true and complete in all material respects.

4.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under Federal or state bankruptcy law is pending against or contemplated (or, to Transferor’s Actual Knowledge, threatened) by or against Transferor, any general partner of Transferor or Property Owner.

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4.5	Tenant Leases, Contracts, Permitted Exceptions and Permits.

(a)             Transferor has delivered to Transferee copies of the Tenant Leases, including all amendments, modifications and guaranties relating thereto which are true and complete in all material respects. Transferor has also made available to Transferee other material documents and notices relating to the Tenant Leases. Property Owner is the lessor under the Tenant Leases, and Property Owner has not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Tenant Leases or its interest therein (other than in connection with the Existing Mortgage Loan).

(b)             To Transferor’s Actual Knowledge, except as otherwise disclosed in Schedule 4.5(b) attached hereto, each of the Tenant Leases is in full force and effect. To Transferor’s Actual Knowledge, except as otherwise disclosed in Schedule 4.5(b) attached hereto, Property Owner has not sent or received any written notice of default under any of the material Tenant Leases. Transferor is not an affiliate of any Tenant under a Tenant Lease which will survive Closing, and Transferor does not have any direct or indirect ownership interest in any Tenant under a Tenant Lease which will survive Closing. For purposes of this Section 4.5(b) and Section 6.1(i), the term “material Tenant Lease” shall mean a Tenant Lease demising more than 10,000 square feet of space.

(c)             Attached hereto as Schedule 4.5(c) is a true and correct copy of the rent roll for the Property (each, a “Rent Roll”) based upon which Property Owner operates the Property as of the date indicated therein, together with a schedule, to Transferor’s Actual Knowledge, of the amount of (i) all Tenant Deposits and pre-paid rent of more than one month in advance paid by each Tenant under each Tenant Lease, less amounts previously applied or returned to such Tenant, and (ii) any and all unpaid incentives, concessions, abatements, free rent amounts, allowances or inducements granted to each Tenant (other than those expressly set forth in the Tenant Leases).

(d)             Attached hereto as Schedule 4.5(d) is a list (the “Contract List”) that is true and complete in all material respects of all management, service, supply, repair and maintenance agreements, equipment leases, leasing and/or brokerage agreements and all other contracts and agreements (including the Contracts, but excluding the Tenant Leases) with respect to or affecting the Property, or by which Property Owner is bound, or under which Property Owner is liable, in each case, as of the Effective Date. Transferor has delivered to Transferee copies of all written material Continuing Contracts, which are true and complete in all material respects. The Contracts which are national contracts are identified on Schedule 4.5(d) attached hereto. Transferor has no direct or indirect ownership interest in any service provider under any Continuing Contract.

(e)             Except as otherwise disclosed in Schedule 4.5(e) attached hereto, neither Property Owner nor any other party thereto is in default under (i) any of the material Continuing Contracts or Permits beyond the expiration of any applicable grace or cure period,

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except to the extent such default would not have, individually or in the aggregate, a material adverse effect on the business operations, financial condition or results of operations of the Property or Property Owner, or (ii) any of the Permitted Exceptions beyond the expiration of any applicable grace or cure period, except to the extent such default would not have, individually or in the aggregate, a material adverse effect on the business operations, financial condition or results of operations of the Property or Property Owner.

(f)              Except as otherwise disclosed in Schedule 4.5(f) attached hereto, there are no third party brokerage and leasing agreements for which fees or commissions are or will be payable relating to the Tenant Leases which would be payable by Transferee or Property Owner after Closing.

4.6 No Actions/Compliance With Laws. Except as otherwise disclosed in Schedule 4.6 attached hereto, there are no actions, suits, proceedings, claims or investigations before any court or governmental authority pending, or to Transferor’s Actual Knowledge, threatened, against Transferor or Property Owner with respect to or affecting all of any portion of the Property (other than actions, suits, proceedings or claims fully covered (other than any applicable deductible) by insurance) which, if determined adversely to Transferor or Property Owner, could reasonably be expected to have a material adverse effect on the business operations, financial condition or results of operations of the Property or Property Owner, or on Transferor’s ability to consummate the transactions contemplated by this Agreement. None of Transferor, Property Owner or any affiliate thereof is a party to or otherwise bound by any consent decree, judgment, other decree or order, or settlement agreement which could reasonably be expected to have (i) an adverse effect on Transferor’s ability to perform its obligations hereunder, or (ii) a material adverse effect on the business operations, financial conditions or results of operations of the Property or Property Owner. To Transferor’s Actual Knowledge, except as otherwise disclosed in Schedule 4.6 attached hereto, neither Transferor nor Property Owner has received any written notice that the Property is in material violation of any Laws or requirements of any governmental authority, agency or officer having jurisdiction against or affecting the Property (a “Violation”), which have not previously been complied with in all material respects. Except as otherwise disclosed in Schedule 4.6 attached hereto, there are no proceedings pending nor, to Transferor’s Actual Knowledge, threatened, to alter or restrict the zoning or other use restrictions applicable to the Property, or to condemn all or any portion of the Property by eminent domain proceedings or otherwise (including a study or plan for road widening, realignment or relocation).

4.7 Hazardous Materials and Repairs. Schedule 4.7 attached hereto describes the most recent environmental report for the Property in Transferor’s Possession or Reasonable Control. Transferor has delivered to Transferee copies of all such environmental reports, which are true and complete in all material respects.

4.8	Taxes and Special Assessments.

(a)             Transferor has delivered to Transferee copies of all ad valorem and other property tax statements and assessments covering the Property for the current plus 2

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preceding years, together with a copy of any notice of increase in valuation received by Transferor or Property Owner since the most recent of such tax statements that were issued, which copies are true and complete in all material respects. There are no special assessments or charges which have been levied against the Property that are not reflected on the tax bills with respect to the Property. Except as set forth on Schedule 4.8(a) attached hereto, to Transferor’s Actual Knowledge, no application or proceeding is pending to seek a reduction or increase in taxes or assessments for the Property.

(b)             Property Owner has never elected to be taxed other than as a partnership or a disregarded entity for Federal, state or local income tax purposes and Property Owner is currently classified for Federal, state or local income tax purposes as an entity which is disregarded as an entity separate from its owner. Property Owner has filed, or caused to be filed, all federal, state and material local tax returns, informational filings and reports (collectively, “Tax Returns”) that are required to be filed by them. All such returns, reports, and filings are true and complete in all material respects. Property Owner has paid, or caused to be paid, all Taxes shown to be due on such Tax Returns, and have paid, or caused to paid, all other Taxes that are shown on such return. Property Owner has no liability for Taxes (i) of another Person by reason of an agreement, transferee liability, joint and several liability, or otherwise, or (ii) of any predecessor. Property Owner does not own any direct or indirect ownership interest in any Person which is liable for any Taxes, including liability for Taxes (x) of another Person by reason of an agreement, transferee liability, joint and several liability, or otherwise, or (y) of any predecessor. Transferor has not received from any governmental authority any written notice the subject of which remains uncured (1) of underpayment of any material Tax which could become a Lien on the Property if not paid, (2) that any actions relating to the Tax liability of, or relating to, the Property, and which could become a Lien on the Property if not paid, are pending, and/or (3) that the institution of any such action is contemplated by any governmental authority. Property Owner has not waived any restrictions on the assessment or collection of Taxes which, if unpaid, could become a Lien on the Property, or has consented to the extension of any statute of limitations with respect to any such Tax that has not since expired. As of the Effective Date, and except as set forth on Schedule 4.8(b) attached hereto, neither Property Owner nor Transferor has received any written notice (A) of an actual or threatened audit of any tax return filed by or on behalf of Property Owner, or (B) that the applicable governmental entity disputes any material position taken by Property Owner or (if applicable to the transactions contemplated by this Agreement and the Closing Documents) Transferor, in any tax return subject to such audit.

(c)             Property Owner does not hold any securities, directly or indirectly, possessing more than 10% of the total voting power or total value of the outstanding securities of any one issuer for purposes of Section 856(c)(4)(B) of the Code, and not more than 5% of the total value of the total assets of Property Owner is represented by securities of any one issuer for purposes of Section 856(c)(4)(B) of the Code. Property Owner does not own any direct or indirect ownership interest in any Person which is classified as a corporation for Federal, state, or local income tax purposes. Except for this Agreement and the agreements listed on Schedule

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4.8(c) attached hereto, there are no Tax Matters Agreements to which Property Owner or any subsidiary thereof is currently subject. For purposes of this Section 4.8(c), “Tax Matters Agreement” shall mean any agreement pursuant to which Property Owner or any subsidiary thereof may have any liability relating to Taxes of another Person, whether or not as a result of the consummation of the transactions contemplated by this Agreement.

(d)             The adjusted tax basis of the Property (including all of its components) as set forth on Schedule 4.8(d) attached hereto is true and complete in all material respects as of March 31, 2007.

(e)             Annual tax depreciation amounts for the 2007 tax year and subsequent tax years for the Property (including all of its components), based on assets in place as of March 31, 2007 as set forth on Schedule 4.8(e) attached hereto is true and complete in all material respects as of March 31, 2007.

4.9 Non-Foreign Status. Neither Property Owner nor Transferor is a “foreign person” within the meaning of Section 1445 of the Code.

4.10     Not a Prohibited Person. (a) Neither Transferor nor Property Owner is a Prohibited Person; (b) to Transferor’s Actual Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person; and (c) to Transferor’s Actual Knowledge, the Sale Interest is not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person, nor are any of such assets the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

4.11     Union Contracts; Employees. Property Owner is not a party to, and neither Property Owner nor the Property is bound by, and Transferee shall have no obligation to assume, any collective bargaining agreement, union contract, retirement plan, benefit plan or other employment agreement with respect to the Property, and neither Transferor nor Westfield, LLC is subject to any such collective bargaining agreement, union contract, retirement plan, benefit plan or other employment agreement that will be binding upon Property Owner or Property Owner’s employees from and after Closing. Attached hereto as Schedule 4.11 is a list of all managers, leasing directors and other employees who are located at or specifically assigned to the Property (collectively, the “Property Employees”) as of the Effective Date, their base salaries, their hire dates and a summary of their employment benefits, which list is true and complete in all material respects. All of the Property Employees are employees of Westfield, LLC, and Property Owner does not have any employees.

4.12     Single-Purpose. Property Owner (a) has been formed solely for the purpose of acquiring, owning, operating, managing, leasing, financing and disposing of the Property and transacting any lawful business that is incidental to accomplish the foregoing, (b) has not engaged in any business that is unrelated to the activities set forth in the preceding clause (a), (c) does not have any assets or liabilities other than those related to the Property and that are

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reflected in Property Owner’s financial statements, and (d) has never had any assets or liabilities other than those related to the Property.

4.13     ERISA. None of the assets of Transferor or Property Owner constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code, or a Person deemed to hold “plan assets” within the meaning of 29 C.F.R. 2510.3-101 of any such employee benefit plan or plans.

4.14     Financial Statements. Transferor has delivered to Transferee copies of financial statements for Property Owner, as of December 31, 2006. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, without footnotes, and present fairly in all material respects and in accordance with such principles, the financial position and result of the operations of the applicable entity as the date or period specified therein. Except as set forth in Schedule 4.14 attached hereto, Property Owner has not incurred any material liability other than (i) liabilities reflected in Property Owner’s financial statements described above, and (ii) liabilities incurred in the ordinary course of business of owning or operating the Property.

4.15     No Other Assets. Transferor has no material assets related to the ownership or operation of the Property other than Transferor’s interest in the Sale Interest to be conveyed to Transferee upon Closing.

4.16     Gift Certificates; Merchants Associations. Property Owner does not operate any gift certificate program other than the Westfield Gift Card Program currently being run through American Express. There are no Merchants Associations at the Property.

4.17     Existing Mortgage Loan. Attached hereto as Schedule 4.17, is a list of all of the material loan documents related to the Existing Mortgage Loan, including all amendments and modifications thereto (the “Existing Loan Documents”). Transferor has delivered to Transferee copies of the Existing Loan Documents which are true and complete in all material respects. To Transferor’s Actual Knowledge, the outstanding principal balance of the Existing Mortgage Loan as of June 30, 2007 is set forth on Schedule 4.17 attached hereto. Neither Property Owner nor Transferor has received any written notice of default under the Existing Mortgage Loan. The only guarantees or letters of credit contemplated by the Existing Loan Documents that are currently applicable to the Property and which will be binding on Transferee and/or CBL REIT after Closing are the Assumed Guarantees. Property Owner is not currently required to make any cash escrow deposits under the Existing Loan Documents.

4.18     REAs. Transferor has delivered to Transferee copies of the REAs, which are true and complete in all material respects. To Transferor’s Actual Knowledge, each of the REAs are in full force and effect. Neither Property Owner nor Transferor has received or given any written notice of default under any of the REAs.

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4.19     Insurance Certificates. Transferor has delivered to Transferee copies of the certificates of the casualty and commercial liability insurance policies being maintained for the Property as of the Effective Date, which are true and complete in all material respects. The parties hereto acknowledge and agree that the insurance policies which will be maintained for the Property as of the Closing Date may not be the same as the insurance policies which are currently being maintained for the Property as of the Effective Date, but Transferor represents that the insurance policies which will be maintained for the Property through the Closing Date will afford substantially the same coverage as the insurance policies then being maintained for other properties directly or indirectly owned by Transferor which are similar to the Property.

Each of the representations and warranties contained in this Article IV (as the same may be updated in the Bringdown Certificate delivered in accordance with Section 6.1(c)) are acknowledged by Transferor to be material and to be relied upon by Transferee in proceeding with this transaction, and (except for any representation or warranty set forth in the Bringdown Certificate which is updated as of the Closing Date in accordance with the terms of Section 6.1(c)) shall be deemed to have been remade by Transferor as of the Closing Date. Transferor shall promptly notify Transferee, in writing, of any event or condition known to Transferor which occurs prior to the Closing Date and which causes a material adverse change in the facts relating to, or the truth of, any of the above representations or warranties.

Transferor shall not be deemed to be in breach of the representations and warranties contained in Sections 4.5 or 4.11, as the case may be, with respect to any Contract(s) or employee matter(s), if Transferee does not assume responsibility for such Contract(s) or such employee matter(s), respectively, which violate(s) such representations and warranties, and none of Transferee, Property Owner or the Property would otherwise be bound thereby or have any liability with respect thereto on or after the Closing Date.

Except with respect to (i) any claims or actions arising out of any breach of covenants, agreements, indemnities, representations or warranties expressly set forth herein, (ii) any claims or actions for which Property Owner has liability insurance coverage, in which case the release set forth herein shall not include any amounts which are actually received from the applicable insurance company for such claim or action or the right of Property Owner to seek reimbursement under such policies, and (iii) any claims or actions for fraud on the part of Transferor or Property Owner or any of their respective affiliates, Transferee, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Transferor and each Transferor Related Party and their respective successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Transferee has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, or any tax, legal, economic or financial matters or condition relating to Property Owner or the Sale Interest.

Notwithstanding anything to the contrary set forth in this Agreement, (x) Transferee hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement, in the event Closing occurs, to make a claim against Transferor

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for damages that Transferee may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Transferor’s representations or warranties in this Article IV being untrue, inaccurate or incorrect if, to Transferee’s Actual Knowledge and/or CBL OP’s Actual Knowledge, such representation or warranty shall be untrue, inaccurate or incorrect at the time of Closing and Transferee shall nevertheless proceed with Closing hereunder, and (y) without limiting the provisions of Section 13.4, Transferor’s liability for breach of any representations or warranties of Transferor contained in this Article IV, any Closing Document, and/or in any other document executed by Transferor pursuant to this Agreement, including any instruments delivered at Closing, shall be deferred until such claims equal or exceed One Hundred Twenty Five Thousand and No/100 Dollars ($125,000.00) in the aggregate (to be valued and paid from the first dollar of loss in the event that such aggregate amount is exceeded), and Transferor’s aggregate liability for all claims arising out of any such covenants, representations and warranties shall not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00).

ARTICLE V

Transferee’s Representations and Warranties

Transferee represents and warrants to Transferor as follows as of the Effective Date and (except with respect to any representation or warranty set forth in the certificate delivered at Closing which is updated as of the Closing Date in accordance with the terms of Section 8.1(a)) as of the Closing Date:

5.1 Authority. Transferee is a Delaware limited partnership duly formed or organized, validly existing and in good standing under the laws of the state of its organization and Transferee is qualified to do business in the states in which it presently conducts its business. Transferee has not existed or operated under any name other than CBL & Associates Limited Partnership. Transferee has made all filings necessary in the states in which it presently conducts its business to so conduct its business, except to the extent such failure would not have a material adverse effect on the business operations, financial conditions or results of operations of Transferee. Transferee has the full limited partnership right, power and authority to enter into this Agreement, the Closing Documents, and all other documents contemplated hereby, and to consummate the transaction contemplated by this Agreement, the Closing Documents and such other documents. All requisite partnership, limited liability company and corporate, as applicable, action have been taken by Transferee to authorize the execution and delivery of this Agreement, and will be taken by Transferee prior to the Closing to authorize the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Each of the Persons signing this Agreement, the Closing Documents and the other documents contemplated by this Agreement on behalf of Transferee has the legal right, power and authority to bind Transferee.

5.2 No Conflicts. The execution, delivery and performance by Transferee of this Agreement and the instruments referenced herein and the transaction contemplated hereby will not conflict with, or with or without notice or the passage of time or both, (i) result in a breach

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of, violation of, or constitute a default under any material term or provision of any articles of formation, certificate of incorporation, bylaws, certificate of limited partnership, certificate of limited liability company, partnership agreement (oral or written) (including any designation supplemental thereto), limited liability company agreement (oral or written) (including any designation supplemental thereto) or other operating agreement (oral or written) (including any designation supplemental thereto), as applicable, of Transferee, or (ii) result in a breach of, violation of, or constitute a default under any material term or provision of any indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order or Law applicable to Transferee, or by which Transferee or its assets are bound.

5.3 Consents; Binding Obligations. No approval or consent (other than those which have already been obtained and have not been revoked) from any Person is required for Transferee to execute, deliver or perform this Agreement, the Closing Documents or the other instruments contemplated hereby, or for Transferee to consummate the transactions contemplated hereby. This Agreement, the Closing Documents and all other documents required hereby to be executed by Transferee are and shall be valid, legally binding obligations of, and enforceable against, Transferee in accordance with their terms.

5.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under Federal or state bankruptcy law is pending against or contemplated (or, to Transferee’s Actual Knowledge, threatened) by or against Transferee or any general partner of Transferee.

5.5 No Legal Proceedings. There are no actions, suits, proceedings or investigations before any court or governmental authority pending or, to Transferee’s Actual Knowledge, threatened against Transferee which, if determined adversely to Transferee, could reasonably be expected to have (a) an adverse effect on Transferee’s ability to perform its obligations hereunder, or (b) a material adverse effect on Transferee’s business operations, financial condition or results of operations (a “Material Adverse Effect”). Transferee is not a party to or otherwise bound by any consent decree, judgment, other decree or order, or settlement agreement which could reasonably be expected to have (i) an adverse effect on Transferee’s ability to perform its obligations hereunder, or (ii) a Material Adverse Effect.

5.6 Not a Prohibited Person. (a) Transferee is not a Prohibited Person; (b) to Transferee’s Actual Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person; and (c) to Transferee’s Actual Knowledge, the assets owned by Transferee are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person, nor are any of such assets the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

5.7 ERISA. None of the assets of Transferee constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Code, or a Person deemed

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to hold “plan assets” within the meaning of 29 C.F.R. 2510.3-101 of any such employee benefit plan or plans.

Each of the representations and warranties contained in this Article V (as the same may be updated in the certificate delivered in accordance with Section 8.1(a)) are acknowledged by Transferee to be material and to be relied upon by Transferor in proceeding with this transaction, and (except for any representation or warranty set forth in such certificate which is updated as of the Closing Date in accordance with the terms of Section 8.1(a)) shall be deemed to have been remade by Transferee as of the Closing Date. Transferee shall promptly notify Transferor, in writing, of any event or condition known to Transferee which occurs prior to the Closing Date and which causes a material adverse change in the facts relating to, or the truth of, any of the above representations or warranties.

ARTICLE VI

Additional Undertakings

6.1 Covenants. Until the earlier of Closing or the termination of this Agreement, Transferor undertakes and agrees as follows:

(a)             Transferor shall cause the Property to be operated and maintained, shall perform or cause to be performed all of its and Property Owner’s obligations (including obligations under the Existing Loan Documents, the Contracts, the REAs, and the Tenant Leases), and shall timely make or cause to be made any required payments relating to the Property in a professional manner, in each case, in accordance, in all material respects, with Transferor’s and Property Owner’s past practice and all applicable Laws. Transferor shall cause Property Owner to maintain in existence all material licenses, permits and approvals, if any, in its name necessary to the continuing ownership, operation and maintenance of the Property.

(b)             Subject to Section 6.1(c), without Transferee’s prior written approval, which may be withheld in Transferee’s sole and absolute discretion, neither Transferor nor Property Owner shall directly or indirectly (i) sell, contribute or assign the Sale Interest or the Property or any part thereof, (ii) cause any voluntary mortgage, deed of trust or Lien (other than the Permitted Exceptions) to be placed of record against the Sale Interest or the Property or any part thereof, (iii) subject to Section 2.2, take any action which would modify the status of title to (or the legal description of) the Property as shown on the Title Commitment, (iv) subject to Section 2.2, take any action which would adversely affect Transferee’s ability to obtain the Title Policy in accordance with Section 7.1(a), (v) enter into any agreement to do any of the foregoing, or (vi) cause or permit Property Owner to do any of the foregoing.

(c)             Without Transferee’s prior written approval (not to be unreasonably withheld, delayed or conditioned, except that Transferee may withhold its consent in its sole discretion to any proposed Tenant Lease which is not consistent with the Approved Transactions Guidelines), Transferor shall not (i) enter into any new (or extend, renew or replace any existing) lease, agreement, service contract, employment contract, permit or obligation affecting the

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Property which would be binding upon Transferee or Property Owner after the Closing, or (ii) terminate any Tenant Lease or Continuing Contract, or otherwise materially amend, supplement or modify any of the foregoing (provided, however, that nothing in the foregoing clauses (i) or (ii) shall prohibit Transferor or Property Owner from (A) entering into a Tenant Lease if such Tenant Lease is with a reasonably creditworthy Tenant on terms substantially consistent with those set forth on Schedule 6.1(c) attached hereto (the “Approved Transactions Guidelines”) (i.e., within 10% of the applicable base rent set forth in the Approved Transactions Guidelines), or (B) extending or renewing the term of any Tenant Lease, or expanding the space demised by any Tenant Lease, or otherwise amending any Tenant Lease, if such extension, renewal, expansion or amendment is (I) pursuant to an existing option in such Tenant Lease, or (II) on terms substantially consistent with those set forth on the Approved Transactions Guidelines (i.e., within 10% of the applicable base rent set forth in the Approved Transactions Guidelines); in the case of each of clauses (A) and (B), without Transferee’s consent, and Transferor and Property Owner shall have the right to do any of the foregoing without Transferee’s consent), (iii) change, alter, file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement related to the Property, (iv) consent to the inclusion of the Property in any special district, (v) commence any action, suit or proceeding against a defaulting anchor Tenant or any other Tenant under a Tenant Lease involving more than 25,000 square feet of gross leaseable area, or (vi) cause or permit Property Owner to do any of the foregoing; provided, however, that Transferor may enter into, or cause Property Owner to enter into, any service or similar contract without Transferee’s approval if such contract is entered into in the ordinary course of Transferor’s or Property Owner’s business and is terminable without penalty or premium on not more than 30 days’ notice from Transferor or Property Owner. Transferee shall respond to any request for consent under this Section 6.1(c) within 5 Business Days of its receipt of a written request for such consent together with a copy of the document (or a summary of all material terms) for which such consent is being requested. In the event that Transferee fails to respond within such 5 Business Day period, Transferee shall be deemed to have consented to such request. At Closing, Transferor shall deliver to Transferee an updated representation certificate (the “Bringdown Certificate”), pursuant to which Transferor shall provide, and represent and warrant to Transferee as to, updated versions of each of the representations and warranties set forth in Article IV, all updated as of the Closing Date (or such other date as may be specified in Article IV). Transferee’s obligation to consummate the transaction contemplated by the Agreement shall remain subject to the satisfaction of, or waiver by Transferee of, the condition set forth in Section 7.1(b).

(d)             Neither Transferor nor Property Owner shall (other than security deposits and first month’s rent received at the commencement of the term of a Tenant Lease), accept any rent from any Tenant for more than one month in advance of the payment date.

(e)             Except as set forth in Section 6.1(c), Transferor and Property Owner shall have the right to commence or prosecute any action, suit or proceeding against a defaulting Tenant or any defaulting vendor under any Continuing Contract so long as the commencement

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and prosecution of such action, suit or proceeding is consistent with Transferor’s or Property Owner’s past practice.

(f)              Transferor shall not elect, and Property Owner shall not file an election, to treat Property Owner as other than as a disregarded entity (as described in Section 301.7701-3(b)(1)(ii) of the Treasury Regulations) for Federal, state or local income tax purposes.

(g)             Transferor shall maintain, or cause to be maintained, casualty and general commercial insurance coverage for the Property similar to the insurance coverage maintained for other properties directly or indirectly owned by Transferor which are similar to the Property.

(h)             Transferor shall not, and shall cause Property Owner not to, settle any proceedings with respect to the payment of real property taxes or assessments for the Property with respect to (i) the tax year in which the Closing Date occurs and each tax year thereafter, and (ii) any tax year preceding the tax year in which the Closing Date occurs in a manner that would have a material adverse effect on Transferee after the Closing Date; provided, that the foregoing shall not prohibit Transferor from commencing and/or pursuing, or causing Property Owner to commence and/or to pursue, any tax proceedings with respect to the payment of real property taxes or assessments in the ordinary course of business.

(i)              Transferor shall, or shall cause Property Owner to, provide Transferee with (i) a copy of any written notice of default given or received by Transferor or Property Owner under any material Tenant Lease, the Existing Mortgage Loan or any REA, and (ii) notice of any litigation (other than litigation covered by insurance) actually commenced by or against Transferor (with respect to Property Owner or the Property) or Property Owner, (iii) notice of any arbitration or governmental proceeding instituted against Property Owner, and (iv) a copy of any written notice of eminent domain or condemnation proceedings received by Transferor or Property Owner. On the Closing Date, Transferor shall, or shall cause Property Owner to, provide Transferee with a list of all outstanding litigation (including litigation covered by insurance) against Transferor (with respect to Property Owner or the Property) or Property Owner.

(j)              Notwithstanding the provisions of the Access Agreement, from and after the Effective Date, upon reasonable prior notice to Transferor, Transferee shall have the right, during normal business hours, to interview the Tenants under Tenant Leases, the holder of the Existing Mortgage Loan (but only to the extent necessary for Transferee to comply with its obligations under Section 6.9) and the counterparties to the REAs; provided, that Transferor shall have the right to have a representative of Transferor present at all such interviews. The parties shall reasonably cooperate to facilitate such interviews and such participation.

(k)             Each of Transferor and Transferee hereby agrees that, between the Effective Date and Closing, each shall keep the other reasonably informed (and shall establish

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procedures to keep the other reasonably informed) of matters relating to the operation and leasing of the Property and satisfaction of any conditions precedent to Closing hereunder.

6.2 Actions by Property Owner. Except as otherwise expressly permitted by this Agreement, prior to Closing or termination of this Agreement, without the prior written consent of Transferee (which consent may be withheld in Transferee’s sole and absolute discretion), Transferor shall not, and shall not cause or permit Property Owner to:

(a)             issue, sell, dispose of, or agree to issue, sell, or dispose of, any equity interests, or any debt or any securities convertible into or exchangeable for equity interests in Property Owner;

(b)             purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any equity interests in Property Owner, if as a result of any of the foregoing, Transferor would fail to be able to convey the Sale Interest to Transferor in accordance with the terms of this Agreement;

(c)             incur, or become contingently liable with respect to, any new or additional indebtedness or enter into any guarantee of any indebtedness or issue any debt securities, other than trade payables in the ordinary course of business consistent with past practices;

(d)             acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial direct or indirect equity interest in or a substantial portion of the assets of, or by any other manner, any business or any Person;

(e)             mortgage or otherwise voluntarily place a Lien on the Property, unless such Lien is discharged or bonded over on or prior to the Closing Date;

(f)              acquiesce in or admit liability with respect to any claim against it, or, except in the ordinary course of business, waive, surrender or compromise any claim it possesses unless any liability arising from such admission, compromise or settlement is fully discharged on or prior to the Closing Date or as to which Property Owner would not have any liability after the Closing Date;

(g)             commence, or allow to be commenced, on Property Owner’s behalf, any material action, suit or proceeding affecting Property Owner or with respect to all or any portion of the Property or the Sale Interest, except in the ordinary course of business or as contemplated in Section 6.1(e);

(h)             commence, or allow to be commenced (other than by a Tenant) any capital improvements or material renovations or alterations to the Property, except as may be (i) required by applicable law, any Tenant Lease, a holder of the Existing Mortgage Loan, or any

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REA, or (ii) set forth in the budgets delivered to Transferee by Transferor in connection with Transferee’s due diligence of the Sale Interest; or

(i)              be listed for direct or indirect sale or transfer; and Transferor shall not, and shall not cause or permit Property Owner to, negotiate for the same, other than to Transferee.

6.3 Termination of Contracts. Transferee agrees to use commercially reasonable efforts to communicate with all vendors under the Contracts and to consider in good faith continuing the terms of such Contracts, provided, that for any Contracts which are national contracts or which require the consent of the other party thereto to any change-of-control in Property Owner, if Transferee so elects, Transferee shall negotiate with such contract parties to continue the terms of such Contracts pursuant to a separate agreement with the applicable counterparty to such Contract. Transferor agrees to terminate (or cause Property Owner to terminate) by written notice to the other party thereto, effective as of Closing (or as soon as possible after Closing if termination as of Closing is not possible under the terms of such Contracts), any of the Contracts specifically identified in Schedule 6.3 attached hereto or any other Contract that Transferee requests Transferor prior to Closing to terminate. Transferor shall furnish Transferee with copies of all notices of termination given by Transferor pursuant to this Section 6.3, each of which notices shall be delivered to the addressee thereof promptly after Transferor’s receipt of Transferee’s request to terminate the related Contract. With respect to any Contracts which Transferee timely requires to be terminated, Transferee shall pay all termination costs, fees and/or expenses related thereto (together with all other fees, amounts, costs and expenses due under the terms of such Contracts whether or not due and payable on or prior to Closing); provided, however, that, Transferor shall pay such costs, fees and expenses to the extent related to the termination of (a) any Contract between Property Owner and its affiliate, (b) any Contract that is a national contract, and (c) any Contract that provides that a change-of-control in Property Owner must be consented to by any party to such Contract, but only if Transferee desires to continue the terms of such Contract and such consent cannot be obtained.

6.4 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, (a) Fifteen Million and No/100 Dollars ($15,000,000.00) or more of damage is caused to the Property, or (b) any portion or portions of the Property having an aggregate fair market value equal to or greater than Fifteen Million and No/100 Dollars ($15,000,000.00) is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (c) material access to the Property or a material portion of the parking of the Property is destroyed as a result of a casualty or taking (or threatened taking) under the power or threat of eminent domain (temporarily or permanently), or (d) any portion of the Property is rendered untenantable as a result of a casualty or taking (or threatened taking) under the power or threat of eminent domain (temporarily or permanently) such that, with respect to clauses (c), or (d), the use of the balance of the Property is materially impaired for a material period of time, and such impairment would have a material adverse effect on the business operations, financial condition or results of operations of the Property, the Sale Interest, and Property Owner, taken as a whole, then, in any such event, Transferee may elect to

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terminate this Agreement by giving written notice to Transferor of its election to terminate this Agreement (a “Material Event Termination Notice”), on or before the 10th day after Transferee receives written notice of such destruction, taking or threatened taking. If Transferee does not give (or has no right to give) a Material Event Termination Notice within such 10 day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Transferee shall pay the full Purchase Price (subject to clause (iv) below), (iii) to the extent not automatically assigned indirectly to Transferee upon the consummation of the Conveyance, Transferor shall assign (or cause Property Owner to assign) to Transferee the proceeds of any insurance policies payable to Transferor or Property Owner (or shall assign the right or claim to receive such proceeds after Closing), or Transferor’s or Property Owner’s right to or portion of any condemnation award (or payment in lieu thereof), (iv) the amount of any deductible or self-insured or uninsured amount and any portion of the insurance proceeds or condemnation awards distributed to any direct or indirect equity owner of Property Owner shall be a credit against the Purchase Price in accordance with Section 10.1(h), and any proceeds from rent or business interruption insurance allocable to the period from and after the Closing Date (less any deductibles allocable to such periods) shall be retained by Property Owner (or Transferor shall receive a credit for the portion of any such proceeds (less any such deductibles) not so retained by Property Owner). If an event described in the first sentence of this Section 6.4 shall occur, and Transferee timely delivers a Material Event Termination Notice with respect to such event pursuant to this Section 6.4, Transferee shall pay all cancellation charges, if any, of Escrow Agent and the Title Company, and this Agreement shall be of no further force or effect and none of the parties shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement). Transferor shall not settle or compromise any insurance claim or condemnation action without the prior written consent of Transferee (not to be unreasonably withheld, delayed or conditioned), and Transferee shall have the option to participate in any such claim or action.

6.5 Risk of Loss. Transferor shall retain risk of loss of the Property until 12:01 a.m. on the Closing Date, after which time the risk of loss shall pass to Transferee and Transferee shall be responsible for obtaining its own insurance thereafter.

6.6 Estoppel Certificates. On or before the Closing Date, Transferee shall have received copies of (a) executed estoppel certificate from each Tenant identified on Schedule 6.6 attached hereto (each, an “Anchor Tenant”), each in the form customary for such Anchor Tenant and not alleging any default by Property Owner (such estoppel certificates being the “Anchor Estoppels”), (b) executed estoppel certificates from Tenants other than the Anchor Tenants and that, in the aggregate, lease at least 75% of the gross leaseable area of the Property that is occupied by Tenants that are not Anchor Tenants, each in substantially the form attached hereto as Exhibit A (each, a “Tenant Estoppel”), provided, that any such Tenant Estoppel shall be accepted as long as it is consistent with the information set forth in the applicable Tenant Lease, and does not indicate the continuing existence of an actual material default of Property Owner under the applicable Tenant Lease, and (c) executed estoppel certificates from each party to the reciprocal easement agreement (“REA”) encumbering the Property (each such party being an

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“REA Party”), each in the form customary for such REA Party and not alleging any default by Property Owner (each, an “REA Estoppel”). If a Tenant’s Tenant Lease prescribes a form of estoppel that is different than the applicable estoppel form attached to this Agreement, then an estoppel certificate executed by such Tenant in the form attached to such Tenant Lease shall be deemed to satisfy the requirements of this Section 6.6 with respect to such Tenant. Notwithstanding the foregoing, if Transferor is not able to procure the requisite number of Tenant Estoppels identified in subsection (b) above in accordance with the terms of this Section 6.6, then Transferor may deliver a copy of an estoppel certificate (each, a “Transferor’s Estoppel”) executed by Transferor relating to such Tenant’s Tenant Lease (as the case may be), in substantially the same form as the applicable Tenant Estoppel (but limited to Transferor’s Actual Knowledge), in substitution for up to 15% of the gross leaseable area of the Tenant Estoppels required pursuant to subsection (b) above. If a Tenant Estoppel is subsequently delivered to Transferee with respect to any Tenant Lease for which a Transferor’s Estoppel has already been provided, such Transferor’s Estoppel shall cease to be effective and will be considered replaced by such Tenant Estoppel. Each of the Estoppel Certificates shall be dated effective as of no earlier than 45 days prior to the Closing Date. At Closing, Transferor shall deliver to Transferee each executed original Estoppel Certificate. The failure of Tenants or REA Parties (or of Tenants, REA Parties and Transferor, collectively) to deliver Estoppel Certificates sufficient to satisfy the condition precedent set forth in this Section 6.6 shall cause the closing condition set forth in Section 7.1(e) to remain unsatisfied, but shall not give rise to any liability on the part of Transferor, and Transferee’s rights under such circumstances shall be limited to the rights set forth in Section 7.2. Notwithstanding the foregoing, any estoppel that alleges the existence of a material default by Transferor or Property Owner which remains uncured past applicable notice and cure periods shall not count towards the percentage of estoppels required under this Section 6.6.

6.7	Employees.

(a)             Transferor shall provide, and shall cause Property Owner to provide, reasonable opportunities for representatives of Transferee to meet with such Property Employees as it may desire at reasonable times and upon reasonable notice, for the purpose of determining which of such Property Employees Transferee may select to cause Property Owner, Transferee, or an affiliate of Transferee (each, a “Transferee Employer”; and collectively, the “Transferee Employers”) to retain after the Closing Date. Effective as of the close of business on the day immediately prior to the Closing Date, Transferor shall cause the termination of all of the Property Employees. Effective as of the Closing Date, the applicable Transferee Employer shall offer at-will employment to substantially all of the Property Employees, other than 4 individuals previously identified by Transferor to Transferee (it being acknowledged by Transferee that Transferor or its affiliates intends to retain the employment of such 4 individuals) such offer to be for a base salary not less than that being earned by such employee as of the Effective Date and with benefits (including bonuses and retirement benefits) consistent with benefits that Transferee then provides to its employees in comparable positions at comparable properties directly or indirectly owned by Transferee. Subject to the immediately preceding sentence, the applicable

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Transferee Employer shall give each Property Employee who accepts its offer of employment credit for the term of his or her employment with the relevant Transferor affiliate for purposes of determining eligibility for vacation and other benefits (including, without limitation, for purposes of calculating any bonuses for the 2007 fiscal year) accruing from and after the Closing to the extent relevant under the employment arrangements with the relevant Transferor affiliate and permitted under applicable law. The foregoing covenants are made to, and solely for the benefit of, Transferor and Property Owner, and none of the Property Employees or any other Persons are entitled, or shall be deemed to be entitled, to make any claim against Transferor, Transferee or any of its affiliates, or any other Person, based on this paragraph or any other provision of this Agreement. The current terms and conditions of employment of the Property Employees will not be modified, other than in the ordinary course of business, without the consent of Transferee which consent shall not be unreasonably withheld.

(b)             Transferee Employer shall be solely responsible for, and hereby assumes, all costs, expenses and liabilities whatsoever with respect to, any and all (i) salaries of those Property Employees hired by any Transferee Employer for the period from and after the Closing Date, (ii) benefits attributable to the period from and after the Closing Date payable to such Property Employees and all relevant plan contributions, (iii) benefit continuation and/or severance payments relating to any such Property Employee that may be payable upon any termination of employment of such Property Employee from and after the Closing Date, and (iv) notices, payments (including severance payments, if any, and payments on account of accrued vacation), fines or assessments due, or other liabilities or obligations, pursuant to any laws, rules or regulations with respect to the employment, discharge or layoff of such Property Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 (the “WARN Act”), Section 4980B of the Code (“COBRA”) and any rules or regulations as have been issued in connection with any of the foregoing. Transferee and the Transferee Employers hereby agree to indemnify, defend and hold harmless, jointly and severally, Transferor and any Transfer Related Party from and against all Losses (including, without limitation, reasonable attorneys’ fees and expenses) and other liabilities and obligations incurred or suffered by Transferor or any of their affiliates as a result of any claim by any such Property Employee that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date. Transferor shall be solely responsible for all costs, expenses and liabilities whatsoever with respect to any and all notices, payments (including severance payments, if any, and payments on account of accrued vacation), fines or assessments due, or other liabilities or obligations, pursuant to any laws, rules or regulations with respect to

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the employment, discharge or layoff of Property Employees prior to the Closing Date, including, but not limited to, such liability as arises under the WARN Act, COBRA and any rules or regulations as have been issued in connection with the foregoing. Transferor hereby agrees to indemnify, defend and hold harmless Transferee and any of its affiliates from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and expenses) and other liabilities and obligations incurred or suffered by Transferee or any of its affiliates as a result of any claim by any Property Employee that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, and all other statutes regulating the terms and conditions of employment), under any regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date. The provisions of this Section 6.7(b) shall survive Closing.

6.8	Existing Mortgage Loan; Lender Consent.

(a)             The parties hereto acknowledge and agree that the Property is subject to the Existing Mortgage Loan, which has a stated maturity date of September 11, 2016.

(b)             The parties further acknowledge and agree that, under the terms of the Existing Loan Documents, the consent of the lender thereunder (the “Existing Lender”) is required in order to consummate the transactions contemplated herein. Transferor shall contact the Existing Lender to enable Transferee to obtain the Existing Lender’s consent (the “Lender Consent”) on or prior to the Closing Date, to the following:

(i)	the transfer of the Sale Interest to Transferee;

(ii)             subject to Section 6.8(d), modifications to the applicable Existing Loan Documents to reflect the new organizational structure of the borrower thereunder which the Existing Lender may require or permit;

(iii)            the substitution of Transferee or CBL REIT (as the Existing Lender may require) as substitute guarantor or indemnitor in place of any and all existing guarantor(s) and indemnitor(s) under the Assumed Guaranties on terms not materially more onerous than those set forth in the Assumed Guaranties; provided, that, and notwithstanding anything to the contrary contained in this Agreement, Transferee hereby acknowledges and agrees that, if the Existing Lender shall refuse to accept Transferee or CBL REIT as substitute guarantor or indemnitor with respect to any or all of such Assumed Guaranties relating to escrows or reserves required to be maintained pursuant to the Existing Loan Documents, then Transferee shall post, or shall cause to be posted, such cash or other collateral as may be required by the Existing Lender in respect of such escrows or reserves;

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(iv)            replacing any cash escrows and reserves maintained under the Existing Mortgage Loan (but CBL OP shall have no obligation to post, or to cause to be posted, any cash or other collateral in respect of any escrows or reserves other than those maintained or which may be required to be maintained pursuant to the Assumed Guaranties);

(v)             the termination of the existing property and leasing managers for the Property and substituting new property and leasing managers therefor, and the terms and conditions pursuant to which such new property and leasing managers shall provide their respective services (it being acknowledged by Transferee that the fees of any affiliated property and leasing managers shall be subordinated to the Existing Mortgage Loan); and

(vi)            the full release of Transferor or its affiliates as guarantor(s) and indemnitor(s) under the Assumed Guaranties; provided, however, that if any existing guarantor or indemnitor cannot be fully released from the Assumed Guaranties, then Transferee or CBL REIT (whichever of Transferee and CBL REIT is the substitute guarantor) shall, jointly and severally, indemnify, protect, hold harmless and, if requested by Transferor in Transferor’s sole and absolute discretion, defend (with counsel of Transferee’s choosing, subject to Transferor’s consent, not to be unreasonably withheld, delayed or conditioned) Transferor and the Transferor Related Parties, from any and all Losses arising under such Assumed Guaranties.

Further, the Lender Consent shall confirm (i) the outstanding principal balance of the Existing Mortgage Loan, (ii) the monthly debt service payment amount payable under such Existing Mortgage Loan, and (iii) the escrow balances related to the Existing Mortgage Loan, in each case, as of the date indicated in the Lender Consent. The provisions of this Section 6.8(b) shall survive Closing indefinitely.

(c)             Transferor and Transferee shall use, and shall cause their affiliates to use, good faith commercially reasonable efforts to obtain the Lender Consent, including, without limitation, by: (i) promptly delivering all documents, opinions and agreements customarily required to be delivered in accordance with the relevant sections of the Existing Loan Documents or as may otherwise be reasonably required by the Existing Lender, its servicer or the rating agencies, (ii) promptly completing all assumption application materials reasonably required by the Existing Lender, its servicer or the rating agencies, (iii) promptly providing such all organizational, financial and other background information regarding Transferor, Transferee, CBL REIT and their affiliates as may be reasonably required by the Existing Lender, its servicer or the rating agencies; provided, however, that no party shall have any obligation in connection with obtaining the Lender Consent, to (x) commence any litigation or to incur any material expense (other than pursuant to Section 6.8(e)), (y) agree to any obligation or liability that is materially more adverse to such party than the obligations and liabilities set forth in the Existing Loan Documents, or (z) in the case of Transferee, obtain any insurance other than insurance maintained (directly or indirectly) by Transferee for properties directly or indirectly owned by it

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that are subject to first mortgage commercial mortgage backed securities debt. In connection with the foregoing, Transferee shall, within 5 Business Days of the Effective Date, deliver to Transferor, (A) customary financial information with respect to Transferee and CBL REIT, and (B) a preliminary structure chart containing the organizational structure of Transferee and CBL REIT, including the actual names of all entities shown thereon and their respective ownership percentages.

(d)             Transferee, on behalf of itself and its affiliates, acknowledges and agrees that the Existing Loan Documents will not be amended or modified in any respect in connection with the indirect assumptions thereof, except to the extent the Existing Lender requires or permits an amendment or modification in connection with the delivery of its Lender Consent to reflect the transactions described in this Agreement, including, without limitation, to reflect the new organizational structure of the borrower under the Existing Loan Documents. Transferor and Transferee shall reasonably cooperate with each other to effectuate any modifications to the Existing Loan Documents reasonably required to reflect the new organizational structure of the borrowers thereunder, provided, that any change that materially adversely affects any party to an Existing Loan Document shall be subject to the consent of the party so materially adversely affected. Transferee shall copy, or cause to be copied, Transferor, and Transferor shall copy, or cause to copied, Transferee, on all written (including, e-mail) correspondence to and from the Existing Lender, its servicer and the rating agencies in connection with the indirect assumption of the Existing Mortgage Loan.

(e)             Each of Transferee and Transferor shall timely pay to the Existing Lender one-half of (i) all of the Existing Lender’s costs and expenses in connection with the issuing the Lender’s Consent, including, without limitation, all processing fees, application fees, attorneys’ fees, recording fees, servicer fees, underwriting and rating agency fees, (ii) all of the Existing Lender’s other out-of-pocket costs and expenses in connection with the issuing of its Lender’s Consent, and (iii) all assumption or transfer fees, if any, required by the Existing Lender and/or its servicers (the costs, expenses and fees described in clauses (i), (ii) and (iii) collectively, the “Assumption Fees”).

(f)              In addition, Transferor shall request from the Existing Lender a statement indicating (i) whether or not such holder has given any written notice of default under the Existing Mortgage Loan which remains uncured, and (ii) such other information as may be reasonably requested by Transferee; provided, however, that actually obtaining any or all of such statements from the Existing Lender shall not be a condition precedent to Closing.

(g)             Notwithstanding anything to the contrary in this Agreement, the failure of the parties to obtain the Lender Consent by Closing (if the parties acted in good faith and used commercially reasonable efforts to obtain the same) shall not give rise to any liability on the part of (i) Transferor or any of the Transferor Related Parties to Transferee or its affiliates, or (ii) Transferee to Transferor or any of the Transferor Related Parties, in each case, unless such failure is due to a breach by a party of its obligations hereunder, and the parties’ rights under such circumstances shall be limited to the rights set forth in Section 7.2 and 8.2, as applicable.

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6.9 Removal of Westfield Signs. Within 30 days after Closing, Transferor shall, at its cost, remove from the exterior facades of the Property and from pylon signs at the entrances of the Property all major signage that identifies “Westfield” as the owner or manager of the Property, and Transferor shall repair any damage to the Property caused by such removal. In furtherance thereof, Transferor shall, at its cost, engage the services of a professional signage company reasonably acceptable to Transferee to remove such major signage. Transferor shall not be obligated to replace such signage, and in the event Transferee elects to replace such signage, the same shall be at the sole cost and expense of Transferee. Transferee shall provide Transferor with reasonable access to the Property after Closing to permit Transferor to remove such signage, and Transferor shall be permitted the reasonable use of the on-site employees of Transferee and its affiliates to assist in such signage removal.

6.10     Continuation of Gift Certificate Programs. Transferee shall not directly or indirectly prohibit or restrict any Tenant from continuing to honor the use of Westfield Gift Certificate Cards by customers of the Property. The provisions of this Section 6.10 shall survive Closing.

6.11     West County Residential Option. From and after the Closing Date until the one year anniversary thereof (the “Option Period”), Transferee shall have the option (the “Option”) to purchase 100% of the membership interests in Missouri Residential, LLC, a Delaware limited liability company (the “Option Interest”), which is the fee owner of the three residential houses described on Exhibit H attached hereto (the “Option Property”), for a purchase price equal to One Million Two Hundred Thousand and No/100 Dollars ($1,200,000) (subject to customary closing adjustments and prorations). Transferee shall have the right to exercise the Option by delivering Notice of its election to Transferor at any time prior to the expiration of the Option Period. The purchase and sale of the Option Interest shall be on an “as-is” basis with no representations or warranties from Transferor or any affiliate thereof, except that Transferor shall represent as of the closing date thereunder that it is transferring the Option Interest free and clear of all Liens. The closing of the purchase and sale of the Option Interest shall occur on a date mutually agreed to by Transferor and Transferee, provided, that such date shall be in no event more than 30 days, and no less than 10 days, after Transferor’s receipt of Transferee’s Notice of election to exercise the Option.

ARTICLE VII

Transferee’s Obligation to Close

7.1 Transferee’s Conditions. Transferee shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a)             Title Policy. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue, with the sole condition being the payment of any applicable standard premiums) to Property Owner, at Transferee’s expense, a 1992 ALTA form of owner’s policy of title insurance, (i) with an effective date not earlier than the Closing Date, (ii) with such endorsements as the Title Company unconditionally (other than subject to

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payment of the required premiums and delivery by Property Owner of a Title Affidavit in the form attached hereto as Exhibit D-1 and a non-imputative affidavit in the form attached hereto as Exhibit D-2) committed to issue to Transferee prior to the Effective Date, (iii) insuring fee title to the Real Property, (iv) in the name of Property Owner, (v) in an amount of no more than the Allocated Purchase Price for the Property, plus, if applicable, the outstanding principal balance of the Existing Mortgage Loan, and (vi) subject only to the Permitted Exceptions (the “Title Policy”);

(b)             Accuracy of Representations. All of the representations and warranties made by Transferor in this Agreement or in any of the Closing Documents (except for any of such representations and warranties that by their terms relate only to a specific date other than the Closing Date, in which event, such representations and warranties shall be, or have been, true and correct in all material respects (or, in the case of any representations and warranties already qualified by materiality, in all respects, as of such other date)) shall be true and correct in all material respects (or, in the case of any representations and warranties already qualified by materiality, in all respects) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Transferor will so certify pursuant to the Bringdown Certificate;

(c)             Transferor’s Performance. Transferor shall have made the deliveries required to be made by Transferor under Article IX, and shall have, and shall have caused its affiliates to have, in all material respects (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement and any other agreement between or among Transferor, Transferee and/or their respective affiliates to be performed or complied with by Transferor or its affiliates on or before the Closing Date, or each such covenant, obligation and condition that shall not have been so performed or complied with shall be waived by Transferee in writing and in its sole and absolute discretion prior to Closing;

(d)             No Liens. Transferor shall convey, or cause the conveyance of, the Sale Interest to Transferee, free and clear of all Liens of any nature whatsoever (subject to the covenants, conditions and restrictions set forth in the Existing Loan Documents);

(e)             Consents. All consents (including the Lender Consent) required to permit Transferor to effect the transactions contemplated hereby shall have been obtained by Transferor; and Transferor shall have delivered or caused to be delivered to Transferee all of the Estoppel Certificates required to be delivered in accordance with the terms of Section 6.6; provided, however, that, with respect to the Lender Consent, if the same shall not have been obtained by Closing solely as a result of a breach by Transferee or any of its affiliates of their obligations under Section 6.8, then Transferee shall not be entitled to use as a defense to such breach, the fact that the foregoing condition was not satisfied;

(f)              Terminations. Except as otherwise provided in this Agreement (including, without limitation, Section 4.5(f) and Section 10.1) any property and/or leasing management contract with respect to the Property shall have been terminated at or prior to

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Closing (and evidence thereof shall have been delivered to Transferee at or prior to Closing), and Transferor shall have paid any and all commissions, fees and/or other costs or expenses then due under any such property and/or management contracts, including any commissions, fees, and other costs and expenses in connection with such terminations; and

(g)             Other Conditions. Any other condition expressly set forth in this Agreement to Transferee’s obligation to close shall have been satisfied on or prior to the date by which such condition is required hereunder to be satisfied.

7.2 Failure of Conditions. Subject to the proviso in Sections 7.1(e), if any condition specified in Section 7.1 is not satisfied on or before the Outside Closing Date, Transferee may, at its option, and in its sole and absolute discretion, (i) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (ii) terminate this Agreement by written notice thereof to Transferor. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Transferor hereunder, Transferee may pursue any of its remedies under Section 11.1 (subject to the provisions of the penultimate paragraph of Article IV and Section 13.4).

ARTICLE VIII

Transferor’s Obligation to Close

8.1 Transferor’s Conditions. Transferor shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a)             Accuracy of Representations. All of the representations and warranties made by Transferee in this Agreement or in any of the Closing Documents shall be true and correct in all material respects (or, in the case of any representations and warranties already qualified by materiality, in all respects) on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Transferee will so certify pursuant to a written certificate delivered to Transferor on or prior to Closing;

(b)             Transferee’s Performance. Transferee shall have made the deliveries required to be made by it under Article IX, and shall have, and shall have caused its respective affiliates to have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement and any other agreement between or among Transferor, Transferee and/or their respective affiliates, to be performed or complied with by Transferee or its affiliates on or before the Closing Date, or each such covenant, obligation and condition that shall not have been so performed or complied with shall be waived by Transferor in writing and in its sole and absolute discretion prior to Closing;

(c)             Consents. All consents (including the Lender Consent) required to permit Transferee to effect the transaction contemplated hereby shall have been obtained by Transferee; provided, however, that, with respect to the Lender Consent, if the same shall not

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have been obtained by Closing solely as a result of a breach by Transferor or its affiliates obligations under Section 6.8, then Transferor shall not be entitled to use as a defense to such breach, the fact that the foregoing condition was not satisfied; and

(d)             Other Conditions. Any other condition expressly set forth in this Agreement to Transferee’s obligation to close shall have been satisfied on or prior to the date by which such condition is required hereunder to be satisfied.

8.2 Failure of Conditions. Subject to the proviso in Sections 8.1(c), if any condition specified in Section 8.1 is not satisfied on or before the Outside Closing Date, Transferor may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Transferee. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Transferee hereunder, Transferor may pursue any of its remedies under Section 11.2.

ARTICLE IX

Closing

9.1 Time of Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (“Closing”) shall take place at 10:00 a.m. on the Closing Date at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, or at such other place located in Los Angeles, California or New York City, New York, as may otherwise be agreed upon by Transferor and Transferee. The “Closing Date” shall occur on a Business Day mutually agreed upon by Transferor and Transferee as soon as practical after all of the conditions set forth in Articles VII and VIII have been satisfied (or will be satisfied simultaneously with Closing) or waived in accordance with the terms thereof; provided, however, that the Closing Date shall in no event occur later than November 30, 2007 (the “Outside Closing Date”). If Closing does not occur by the Outside Closing Date and the same is attributable to a breach or default hereunder by Transferee, the provisions of Section 11.2 shall apply. If Closing does not occur by the Outside Closing Date and the same is due to a breach or default hereunder by Transferor, the provisions of Section 11.1 shall apply (subject to the provisions of Section 13.4 and Article IV). Without limiting the foregoing, the Outside Closing Date may be extended only with the prior written consent of Transferor and Transferee (which consent may be given or withheld in their respective sole and absolute discretions); provided, however, that if the Outside Closing Date shall be so extended, any Deposit delivered in the form of a letter of credit shall be renewed or replaced such that any Deposit delivered in the form of a letter of credit shall expire no earlier than the 60th day after the extended Outside Closing Date, and Transferee shall deliver such renewed or new letter of credit to Transferor on or prior to the Outside Closing Date.

9.2 Deliveries at Closing by Transferor. On or before the Closing, Transferor, at its sole cost and expense, shall deliver or cause to be delivered to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this

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Agreement to be delivered by Transferor at Closing (and unless otherwise noted, two original copies of each of the following shall be delivered):

(a)             Cash. Transferor shall deliver to Escrow Agent, by Federal funds wire transfer, cash in an amount equal to the sum of Transferor’s Closing Costs as provided in Section 1.3, but only to the extent such amount is in excess of the Purchase Price.

(b)             Assignment and Assumption of Sale Interest. Transferor shall deliver counterparts of the assignment and assumption of the Sale Interest, in substantially the form attached hereto as Exhibit B (the “Assignment and Assumption of Sale Interest”), duly executed by Transferor and/or its affiliates, conveying to Transferee, (i) all of Transferor’s and/or its affiliates’ respective rights, titles and interests in, and to the Sale Interest, free and clear of any Liens of any nature whatsoever (subject to the covenants, conditions and restrictions set forth in the Existing Loan Documents), and (ii) all of Transferor’s and/or its affiliates’ respective rights, titles and interests, if any, in, and to the name “Chesterfield Mall” and any variations thereof.

(c)             Proof of Authority. Transferor shall provide such customary proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such customary proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Transferor as may be reasonably required by the Title Company, Transferee or both.

(d)             Non-Foreign Affidavits. Transferor shall deliver Non-Foreign Affidavits, each in the form attached hereto as Exhibit C, duly executed by Transferor and/or its affiliates.

(e)             Title Affidavits. Transferor shall execute and deliver, or cause to be executed and delivered, to the Title Company such customary agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy for the Property as described in Section 7.1(a), including a title affidavit from Property Owner and a non-imputation endorsement (in each case, to the extent required by the Title Company) in substantially the form of Exhibit D-1 and Exhibit D-2, respectively, attached hereto.

(f)              Closing Statement. Transferor shall deliver counterparts of a settlement statement setting forth all prorations, allocations, closing costs and payments of moneys related to the consummation of the transactions contemplated by this Agreement (the “Closing Statement”), duly executed by Transferor.

(g)             State FIRPTA. Transferor shall complete and deliver three original counterparts of any state forms relating to statutes similar to Section 1445 of the Code, in each case, to the extent required to be delivered by Transferor and/or its affiliates in connection with the transfer to Transferee of the Sale Interest (collectively, the “Transfer Tax Returns”), duly executed by Transferor.

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(h)             Bringdown Certificate. On or before the Closing Date, Transferor shall complete and shall have delivered to Transferee the applicable Bringdown Certificate in accordance with the terms of Section 6.1(c).

(i)              Assumption Documents. Transferor shall deliver counterparts of all agreements, instruments and documents, each in form reasonably satisfactory to Transferor and Transferee, required to be executed by Transferor and/or its affiliates in connection with the indirect assumption of the Existing Mortgage Loan by Transferee, duly executed by Transferor and/or its affiliates, in such number of counterparts as may be required by the Existing Lender, plus two additional counterparts.

(j)              Rent Roll. Within 3 Business Days prior to the Closing Date, Transferor shall deliver (which delivery may be made as part of the Bringdown Certificate), an updated Rent Roll for the Property based upon which Property Owner is operating the Property as of the date indicated therein.

(k)             Estoppels. On or before Closing, Transferor shall deliver copies of all Estoppels in Transferor’s Possession or Reasonable Control.

(l)              Property Manager’s Rights. To the extent applicable, Transferor shall cause the property manager of the Property to deliver an assignment and assumption agreement, duly executed by such property manager, conveying all of such property manager’s right, title and interest in and to all Permits, if any, held in the name of such property manager for the benefit of Property Owner.

(m)            Other Documents. Transferor shall, as reasonably requested by Transferee, the Title Company, Escrow Agent, the Existing Lender, or the rating agencies, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such other customary instruments and documents as may be contemplated elsewhere in this Agreement to be delivered on or prior to the Closing Date, or otherwise reasonably necessary in order to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, so long as Transferor’s liabilities and obligations hereunder are not increased by any material extent.

9.3 Deliveries at Closing by Transferee. On or before the Closing, Transferee and CBL OP, at its respective sole cost and expense, shall deliver or cause to be delivered to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Transferee at Closing (and unless otherwise noted, two original copies of each of the following shall be delivered):

(a)             Cash. Transferee shall deliver to Escrow Agent, by Federal funds wire transfer, cash in an amount equal to Transferee’s Closing Costs as provided in Section 1.3, plus cash in an amount equal to the Purchase Price (less the amount of any Deposit delivered in the form of cash).

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(b)             Assignment and Assumption of Sale Interest. Transferee shall deliver counterparts of the Assignment and Assumption of Sale Interest, duly executed by Transferee.

(c)             Proof of Authority. Transferee shall provide such customary proof of Transferee’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such customary proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Transferee as may be reasonably required by the Title Company, Transferor or both.

(d)             Certificate Regarding Representations. On or before the Closing Date, Transferee shall complete and shall have delivered to Transferor the certificate required pursuant to Section 8.1(a).

(e)             Closing Statement. Transferee shall deliver counterparts of the Closing Statement, duly executed by Transferee.

(f)              Assumption Documents. Transferee shall deliver counterparts of all agreements, instruments and documents, each in form reasonably satisfactory to Transferor and Transferee, to be executed by Transferee and/or its affiliates in connection with the indirect assumptions of the Existing Mortgage Loan by Transferee (including, without limitation, any guaranties and indemnities), duly executed by Transferee and/or its affiliates, in such number of counterparts as may be required by the Existing Lender, plus two additional counterparts.

(g)             Property Manager’s Rights. To the extent applicable, Transferee shall deliver counterparts of each assignment and assumption agreement described in Section 9.2(k).

(h)             Other Documents. Each of Transferee and CBL OP shall, as reasonably requested by Transferor, the Title Company, Escrow Agent, the Existing Lender, or the rating agencies, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such other customary instruments and documents as may be contemplated elsewhere in this Agreement to be delivered on or prior to the Closing Date, or otherwise reasonably necessary in order to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement, so long as Transferee’s and Property Owner’s liabilities and obligations hereunder are not increased by any material extent.

9.4 Deliveries Outside of Escrow. Transferor shall deliver, or cause to be delivered, possession of the Property, subject only to the Permitted Exceptions, the rights of Tenants and subtenants in occupancy under the Tenant Leases to Transferee upon Closing. Further, Transferor shall deliver, or cause to be delivered, to Transferee, on or prior to the Closing, the following items:

(a)             Intangible Property. Transferor shall deliver or turn over, or cause to be delivered or turned over, to Transferee’s control at the Real Property (or at such other place as shall be reasonably agreed upon by Transferor and Transferee), the originals of the Plans and

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Records, the Tenant Leases, the Continuing Contracts, the Permits and the Intangible Property Documents, if any, in each case, to the extent in Transferor’s Possession or Reasonable Control or, if not, copies thereof which are true and complete in all material respects; provided, however, that in no event shall Transferee have any rights to the name “Westfield” or any marks, logos or other brand identification items associated with the “Westfield” name.

(b)             Personal Property. Transferor shall deliver or turn over, or cause to be delivered or turned over, to Transferee’s control at the Real Property (or at such other place as shall be reasonably agreed upon by Transferor and Transferee), the Personal Property, including any and all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements, if any, in each case, to the extent in any Transferor’s Possession or Reasonable Control.

(c)             Tenant Notification Letter. Transferor shall deliver, or cause to be delivered, tenant notification letters in the form attached hereto as Exhibit E, duly executed by Property Owner (or the applicable managing agent), notifying each Tenant under a Tenant Lease that the Sale Interest has been conveyed to Transferee and directing each Tenant, on and after the Closing Date, to make all payments of rent and to send any notices or other correspondence regarding their respective Tenant Leases to the Persons and addresses designated by Transferee and specified in such letters.

(d)             Letters to Contractors. Transferor shall deliver, or cause to be delivered, a letter to each vendor under a Continuing Contract, and to each utility company serving the Property (other than utility companies whose services are directly arranged for by Tenants), in a form reasonably satisfactory to Transferor and Transferee, duly executed by Property Owner (or by the applicable managing agent), advising such vendor or utility company, as the case may be, of the transfer of the Sale Interest to Transferee and directing them to send to Transferee (or as directed by Transferee) all bills for the goods and services provided to the Property for periods from and after the Closing Date.

(e)             Termination of Contracts. Transferor shall deliver, or cause to be delivered, to Transferee termination agreements or other customary evidence reasonably satisfactory to Transferee that any and all Contracts other than Continuing Contracts have either expired in accordance with their respective terms or have been duly and validly terminated, effective on or prior to the Closing Date (or as soon as possible after the Closing Date if termination as of the Closing Date is not possible under the terms of such Contracts) at no cost to Transferee or to Property Owner, and that all sums payable in connection with the termination of the same, if any, have been paid.

9.5 Actions by Escrow Agent. Provided Escrow Agent shall not have received written notice from Transferee or Transferor of the failure of any condition to the or of the termination of this Agreement, when Transferee and Transferor have deposited into escrow the documents and funds required by this Agreement and Title Company is irrevocably and unconditionally committed to issue the Title Policy effective as of the Closing Date (subject only to the payment

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of the standard premiums), Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

(a)	Funds. Disburse all funds as follows:

(i)              pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs, disburse to the Title Company the fees and expenses incurred in connection with the issuance of the Title Policy, and disburse to any other Persons entitled thereto, as expressly stated on the Closing Statement, the amount of any other closing costs;

(ii)             pursuant to the Closing Statement, disburse funds necessary to discharge and release any and all Liens against the Property to the extent such Liens are expressly required under Section 2.2 to be discharged and released at or prior to the Closing;

(iii)            pursuant to the Closing Statement, disburse to Transferor funds in an amount equal to the Purchase Price (including any Deposit delivered in the form of cash), less the amount of Transferor’s Closing Costs; and

(iv)            disburse any remaining funds in the possession of Escrow Agent, after payments pursuant to Sections 9.5(a)(i) through (iii) have been completed, to whichever of Transferor or Transferee shall have deposited such amount with Escrow Agent.

(b)             Delivery of Documents. Deliver: (i) to Transferor, one original of each document deposited into escrow, and (ii) to Transferee, one original of each document deposited into escrow (other than the Title Affidavit delivered pursuant to Section 9.2(d), the second original of which Escrow Agent shall retain).

(c)             Title Policy. Instruct the Title Company to issue and deliver the Title Policy to Transferee.

ARTICLE X

Prorations and Closing Expenses

10.1     Closing Adjustments. In addition to any other credits or prorations provided elsewhere in this Agreement, the Purchase Price payable by Transferee to Transferor at Closing pursuant to Section 1.2 shall be adjusted as of the Proration Time in accordance with the provisions set forth in this Section 10.1. Transferee and Transferor agree to cause their accountants to prepare a proration schedule (the “Proration Schedule”) of adjustments not later than 3 Business Days prior to Closing. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be (i) added to the Purchase Price and paid by Transferee to Transferor (if the prorations result in a net credit to Transferor), or (ii) credited to the amount of Purchase Price payable by Transferee to Transferor (if the prorations result in a net credit to Transferee). Any such adjustments or other adjustments prescribed under this Agreement, which

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are not determined or agreed upon as of the Closing Date, shall be paid by Transferee or Transferor to the other party in cash as soon as practicable following the Closing Date pursuant to the terms of Sections 10.1(h) and (m), which payments from Transferee or Transferor, as the case may be, to the other party shall be treated by the parties as a purchase price adjustment for all income tax purposes. All such prorations and adjustments under this Agreement shall be calculated based on the actual number of days of the applicable calendar month and on a 365 day year, as applicable. The provisions of this Section 10.1 shall survive Closing.

(a)             Real estate taxes and assessments and personal property taxes related to the Property, to the extent not paid directly by a Tenant to the applicable authorities, shall be prorated between Transferor and Transferee at Closing. If Closing shall occur before the amount of taxes is fixed for the Property, the apportionment of all such taxes shall be made based upon one hundred percent (100%) of the tax rate for the preceding year, applied to the latest assessed valuation of the Property. Upon receipt of the actual tax bill for the Property, the proration of taxes made at Closing shall be subject to adjustment pursuant to Section 10.1(h) and Section 10.1(m). Refunds of the foregoing for the tax year in which the Closing occurs, net of the reasonable out-of-pocket costs of pursuing any tax contest or proceeding or collecting such funds, shall be prorated in proportion to the respective shares thereof borne by the parties under the preceding sentence, subject to the rights of Tenants to receive all or part of such refunds. Any portion of a refund payable to a Tenant for any period shall be paid to Transferee, who shall effect, and be liable for, payment thereof to such Tenant.

(b)             Any and all income and other expenses attributable to the Property (including, without limitation, income and expenses under the Continuing Contracts and interest under the Existing Mortgage Loan) shall be prorated between Transferor and Transferee at Closing, subject to any other provision of this Section 10.1 that expressly governs the allocation or adjustment of a specific type of income or expense.

(c)             Transferor shall arrange for final meter readings on all utilities, to the extent not paid for directly by a Tenant to the applicable utility provider, at the Property to be taken prior to the Closing Date. Transferor shall be responsible for the payment of all such utilities used prior to the Proration Time and Transferee shall be responsible for the payment of all such utilities used on or after the Proration Time. With respect to any utility at the Property for which there is no meter, the expenses for such utility shall be prorated between Transferor and Transferee at Closing based upon the most current bill for such utility. All deposits with utility companies will be left in place with such utility companies, and Transferor shall receive a credit therefor at Closing.

(d)             Basic rents, which include rent denominated on a square foot basis as well as percentage rent for the Tenants who pay percentage rent in lieu of rent denominated on a square foot basis, in each case, from the Property (“Basic Rent”), percentage of sales/overage rents and additional rent relating to electricity, HVAC and pass-through charges of taxes, operating, maintenance and other similar expenses, in each case, from the Property (collectively, “Additional Rent”) shall, subject to Section 10.1(e), be prorated between Transferor and

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Transferee based upon Basic Rent and Additional Rent actually collected (and, with respect to percentage rent, in proportion to the relative number of days in the subject percentage rent lease period occurring prior and subsequent to the Proration Time) or currently due and payable (not more than 30 days overdue). All prepaid Basic Rent, Additional Rent and other income from the Property shall be credited to Transferee at Closing, if and to the extent the same is properly allocable to a period of time on or after the Proration Time. With respect to Additional Rent which is paid based upon an estimate with an end-of-year (calendar or fiscal) accounting and adjustment or otherwise, Transferor and Transferee shall, after Closing, make any adjustments to the proration of such items made at Closing, in accordance with the applicable provisions of Section 10.1(i), promptly after the final rental, tax and operating expense numbers become available and such end-of-year accountings are completed. Any adjustments for percentage rent payments or other Additional Rent payments shall be made for any Tenant after completion of the applicable percentage rent lease period or the applicable Additional Rent Year for such Tenant.

(e)             Basic Rent and Additional Rent which is more than 30 days delinquent and remains uncollected at Closing shall not be prorated between Transferor and Transferee at Closing. At Closing, Transferor shall furnish to Transferee a schedule of delinquent Basic Rent and Additional Rent which is more than 30 days overdue under the Tenant Leases. Any Basic Rent or Additional Rent received by Transferor or its affiliates from and after the Closing Date shall promptly be remitted to Transferee, for application in accordance with this Agreement. In accordance with Section 10.1(m), Transferor shall be entitled to a credit for Transferor’s pro rata share of any delinquent Basic Rent and Additional Rent collected by Transferee (including any amounts remitted to Transferee by Transferor pursuant to the provisions of Section 10.1), less the reasonable out-of-pocket costs and expenses actually incurred by Transferee in collecting such delinquent Basic Rent and Additional Rent, promptly after receipt thereof by Transferee; provided, however, that sums so collected shall be applied, first, in payment of Basic Rent and Additional Rent for the then current-month (if not the month in which the Closing Date occurs), second, in payment of the Basic Rent and Additional Rent for the calendar month in which the Closing Date occurs, third, in payment of Basic Rent and Additional Rent for other periods delinquent subsequent to the Closing Date, and finally, in payment of Basic Rent and Additional Rent for periods prior to the Closing Date in reverse order in which they were due. Notwithstanding the foregoing, if and to the extent that any delinquent Basic Rent or Additional Rent owed by a former tenant of the Property that as of the Closing Date is no longer in occupancy and has no right of occupancy under any unexpired or unterminated lease (including, in the case of any such former tenant that is the debtor in a federal Bankruptcy Code case, any award or other payment on account of a claim for such delinquent Basic Rent or Additional Rent is ordered or allowed by the bankruptcy court in such case) is collected by Transferor or Transferee, such Basic Rent or Additional Rent shall, in accordance with Section 10.1(m), be credited to Transferor. Transferee shall, in the ordinary course of business when Transferor sends bills to Tenants, bill Tenants owing Basic Rent and Additional Rent for periods prior to the Closing Date (regardless of whether such Basic Rent or Additional Rent was previously billed or unbilled or delinquent prior to the Closing Date), for a period of one year following the Closing

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Date and shall in the ordinary course of business, use commercially reasonable efforts to collect such past due Basic Rent and Additional Rent and shall promptly notify Transferor if Transferee commences any legal action to collect such past due Basic Rent and Additional Rent; provided, however, that Transferee shall have no obligation to incur any extraordinary expense, institute litigation or engage a collection agency in attempting to collect the same, but if Transferee elects to institute such litigation then Transferee will include any sums due Transferor in its collection efforts.

(f)              To the extent that any Tenant, pursuant to a right contained in an existing Tenant Lease, conducts an audit respecting any Additional Rent calculation (a “Rent Audit”) for an accounting period that expired prior to the Proration Time, or otherwise becomes entitled to a refund of Additional Rent with respect to a period prior to the Proration Time, Transferor shall be liable for any refund due to such Tenant or shall be entitled to receive and retain any additional payments due from such Tenant as the result of such Rent Audit. Rent Audits solely for accounting periods that expire prior to the Proration Time shall be settled by Transferor in accordance with the applicable existing Tenant Lease, subject to Transferee’s approval, which shall not be unreasonably withheld, delayed or conditioned (it being agreed that it shall not be unreasonable for Transferee to withhold consent to any settlement involving a cap or fixed contribution for Additional Rent for periods after the Proration Time), provided, however, that Transferee’s consent to any such settlement shall not be required if the Tenant as part of such settlement agrees that such settlement shall not be binding on the landlord in calculating similar amounts for subsequent years and that such Tenant will not introduce any such settlement in challenging amounts due in any subsequent year. Rent Audits for accounting periods commencing prior to the Closing Date but not ending until after the Closing Date shall be settled by Transferee acting in good faith and in accordance with the applicable existing Tenant Lease; provided, however, that Transferee shall not agree to any settlement of a Rent Audit for any such accounting period in which the landlord makes concessions with respect to the accounting period in question in exchange for concessions by the Tenant in respect of subsequent accounting periods without Transferor’s consent, which shall not be unreasonably withheld, conditioned or delayed; and provided, further, that any payment that the landlord becomes obligated to make or entitled to receive as a result any such Rent Audit (and any reasonable out-of-pocket costs and expenses incurred in connection therewith, including reasonable attorneys’ fees and disbursements) shall, subject to Section 10.1(m), be apportioned between Transferor and Transferee in proportion to the respective numbers of days during the accounting period in question that the Sale Interest is owned by Transferor and Transferee. In the case of a multi-year dispute where a portion of the period in question relates to a time periods prior to the Closing Date and a portion relates to a time period from and after the Closing Date, the parties shall each bear a proportionate share of the reasonable out-of-pocket costs and expenses incurred in connection with such dispute in proportion to the time periods involved.

(g)             All Tenant Deposits, prepaid rentals under Tenant Leases, cleaning fees and other fees properly allocable to the period from and after the Closing Date, and deposits related to the Property (including deposits in any marketing funds related to the Property, if any),

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shall either be assigned or credited to Transferee at Closing, and Transferee shall thereafter be liable to such Tenants for such Tenant Deposits, prepaid rentals under Tenant Leases, cleaning fees and other fees and deposits, which liability shall survive Closing. Any Tenant Deposits maintained in the form of a letter of credit shall be delivered to Transferee or remain with Property Owner at Closing. From and after the Effective Date, Transferor shall not apply any cash Tenant Deposit or draw down on any Tenant Deposit in the form of a letter of credit unless the applicable Tenant is in default under its Tenant Lease and notice of such draw is given to Transferee. Transferor shall be entitled to the benefit of all Termination Payments (other than Pro-Rated Termination Payments), regardless of when received for any Early Terminated Tenant Lease. To the extent any such Termination Payments (other than Pro-Rated Termination Payments) are received after Closing, the same shall be paid to Transferee and credited to Transferor in accordance with Section 10.1(m). All Pro-Rated Termination Payments shall be pro-rated between Transferor and Transferee as of the Proration Time (taking into account the remaining term of the Early Terminated Tenant Lease at the time of its expiration or termination) in accordance with Section 10.1(h) and (m).

(h)             The prorations and adjustments described in this Section 10.1 shall be made as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Proration Time”), as if Transferee were vested with title to the Sale Interest during the entire day upon which Closing occurs, and, for purposes of the Closing, shall be based upon the actual number of days of ownership of the Sale Interest by Transferor and Transferee. All prorations and adjustments determined on the Closing Date described in this Section 10.1 shall be effected by crediting or debiting the Purchase Price. Transferor and Transferee agree to adjust between themselves after the Closing, as promptly as practicable, any errors or omissions in the prorations made at Closing; provided, however, that, subject to the provisions of 10.1(i), such prorations shall be deemed final and not subject to further post-Closing adjustments if no such adjustments have been requested in good faith within one year after the Closing Date, but with only respect to Tenant Contributions which are then being disputed by a Tenant, prorations which have previously been requested in good faith but have not yet been completed prior to such date may be completed after the expiration of such one-year period. All of the foregoing post-Closing adjustments shall be subject to Section 10.1(m).

(i)              At the time of final calculation and collection of Additional Rent payments from Tenants who under their Tenant Leases pay pass-through expenses such as common area maintenance, insurance, taxes and other pass-through expenses (collectively, the “Tenant Contributions”) during calendar year 2007 or any applicable fiscal year period which includes the Closing Date (the “Additional Rent Year”), there shall be after Closing a re-proration between Transferor and Transferee as to the Tenant Contributions. Such re-proration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Transferor and Transferee on the basis of the relative share of actual expenses in question incurred by Transferor and Transferee during the Additional Rent Year. All other items to be prorated hereunder (other than Tenant Contributions) shall be apportioned on a per diem method of allocation. Within 150 days after the end of the Additional Rent Year,

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Transferee shall (i) calculate (with Transferor’s reasonable cooperation and provision of any reasonably necessary information, but Transferor shall not be required to incur any third party costs) the amount of any such necessary re-proration, and (ii) prepare and submit such calculation in a Notice to Transferor for Transferor’s review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). If Transferor delivers to Transferee its written objection to such calculation within 15 Business Days of their receipt of the Notice delivered by Transferee pursuant to clause (ii) of the preceding sentence, the parties shall in good faith work together to promptly adjust such calculation to the mutual satisfaction of Transferee and Transferor. If Transferor fails to deliver to Transferee a written objection to such calculation within such 15-Business Day period, Transferor shall be deemed to have consented to such calculation. Thereafter, Transferee shall promptly bill Tenants for amounts due for Tenant Contributions which are attributable to periods prior to the Closing during the Additional Rent Year and, as such amounts are collected, deliver to Transferor re-proration amounts due Transferor within 5 Business Days after the end of each month in which Transferee receives such money.

(j)              In the event that Transferee elects not to institute litigation for any Basic Rent and/or Additional Rent which is due and owing in whole or in part to Transferor from any Tenant no longer in occupancy whose tenancy under its Tenant Lease has expired or terminated as of the Closing Date, Transferor shall have the right in their own name to institute such litigation; and take any and all steps they deem appropriate, including litigation, to collect delinquent Basic Rent and Additional Rent from any Tenant whose tenancy under its Tenant Lease has expired or terminated, subject to Section 10.1(m).

(k)             Transferee shall receive a credit for (i) the amount of any unpaid, non-disbursed Tenant incentives, concessions, abatements, free rent amounts, allowances or inducements, including work to be performed by Property Owner for the Tenants (and any of the foregoing that are not payable by the Closing Date) for the current term of Tenant Leases that were in effect on the Effective Date and for the initial term of Tenant Leases that are entered into in accordance with Section 6.1(c), and (ii) unpaid third party leasing and brokerage fees and commissions for (A) the current term of Tenant Leases that were in effect on the Effective Date, and (B) the initial term of Tenant Leases that are entered into in accordance with Section 6.1(c).

(l)              There will be no proration or adjustment for any giftcard or gift certificates issued under the Westfield Gift Card Program.

(m)            Notwithstanding anything to the contrary in this Section 10.1, if in accordance with Section 10.1 or Section 1.2(b), any item of income or expense attributable to the Property (including, without limitation, as a result of any Pro-Rated Termination Payments received by Transferor or Transferee after the Closing Date) is re-prorated or adjusted between Transferor and Transferee after Closing, and such re-prorations and/or adjustments result in a net credit to Transferee or Transferor, as the case may be, then the amount of such net credit shall be paid in cash by Transferor to Transferee, or by Transferee to Transferor, as the case may be, which payment shall be treated by the parties as a purchase price adjustment for all income tax

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purposes. If after Closing, either Transferor or Transferee collects Basic Rent, Additional Rent or Termination Payments, to which Transferor is entitled in accordance with this Section 10.1, such Basic Rent, Additional Rent or Termination Payments shall be promptly remitted to Transferor (if collected by Transferee) or retained by Transferor (if collected by Transferor).

10.2     Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including, its own attorneys’ and advisors’ fees, charges and disbursements), except that the costs specifically set forth in this Section 10.2 shall be allocated between the parties as set forth herein. Subject to the terms of Section 1.2, Transferor shall be responsible for the following closing costs (such costs being referred to herein as “Transferor’s Closing Costs”): (a) the cost of discharging any Liens against, and other matters affecting title to, the Property and recording any instruments in connection therewith, if and to the extent Transferor is expressly obligated under Section 2.2, or otherwise elects, to discharge such Liens, (b) one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the direct and/or indirect transfer of the Property and the Sale Interest, (c) one-half of the Assumption Fees, and (d) the costs and expenses incurred in connection with the termination of certain Contracts, as and to the extent payable by Transferor pursuant to Section 6.3. Transferee shall be responsible for, and shall pay, the following closing costs (such costs being referred to herein as “Transferee’s Closing Costs”): (i) any documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Sale Interest; (ii) other than the Incremental Title Costs, the premium for the Title Policy (and all endorsements thereto); (iii) one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the direct and/or indirect transfer of the Property and the Sale Interest; (iv) one-half of the Assumption Fees, (v) the cost of the Survey, and (vi) the costs and expenses incurred in connection with the termination of certain Contracts, as and to the extent payable by Transferee pursuant to Section 6.3. The provisions of this Section 10.2 shall survive Closing.

10.3     Settlement Sheet. At Closing, Transferor and Transferee shall execute the Closing Statement to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement. The Closing Statement shall not duplicate the Proration Schedule and shall be prepared by the Title Company and approved by Transferee and Transferor, both acting reasonably.

10.4     Post-Closing Cooperation. After Closing, Transferor and Transferee shall, and shall cause their respective affiliates (including any current or future property manager) to, reasonably cooperate with each other in case of either party’s need in response to any legal requirement, regulatory audit requirement, tax audit, tax return preparation, Rent Audit, or any audit of any charges assessed against parties to any REA, or in response to any litigation threatened or brought against either party (including cooperating with respect to filing any claim for any insurance for the benefit of Property Owner with respect to such litigation), or for any other legitimate business reason, by allowing the other party and its agents and representatives access, upon reasonable advance notice and at reasonable times, to examine and make copies of any and all instruments, files and records in such party’s possession or reasonable control

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pertaining to the Property, Property Owner, or the Sale Interest (collectively, the “Subject Files”). The foregoing shall not limit Transferor’s or Transferee’s right to destroy any or all of the Subject Files in the ordinary course of its business or otherwise, provided, that, Transferor shall provide 30 days’ prior written notice of its intention to do so, in which event Transferee may elect within such 30 day period by providing written notice to Transferor to take possession of any or all of the Subject Files. If Transferee fails to timely make such election within such 30 day period, Transferee shall be deemed to have waived its right to take possession of the Subject Files and Transferor shall thereafter be entitled to destroy any or all of the Subject Files. The provisions of this Section 10.4 shall survive Closing for a period of 4 years.

10.5     SEC Reporting Requirements. From and after the Effective Date until the 1st year anniversary of the Closing Date, Transferor shall, from time to time, upon reasonable advance written notice from Transferee, use commercially reasonable efforts to provide Transferee and its representatives with financial, leasing and other information pertaining to the period of Property Owner’s ownership and operation of its Property that is, in the reasonable opinion of Transferee and its outside, third party accountants, relevant to and reasonably necessary for the preparation of financial statements and the audit of such financial statements in accordance with generally accepted auditing standards in connection with Transferee’s (or its affiliates’) obligations under any or all of (x) Rule 3-05 (but only to the extent such Rule 3-05 references Rule 3-14 of Regulation S-X of the regulations of the Securities and Exchange Commission (the “SEC”)) and Rule 3-14 of Regulation S-X of the regulations of the SEC, as applicable; (y) any other rule issued by the SEC and applicable to Transferee; and (z) any registration statement, report or disclosure statement filed with the SEC by or on behalf of Transferee.

ARTICLE XI

Remedies

11.1     Breach by Transferor. If Closing fails to occur because of a default by Transferor of any provision hereof, or any other agreement between or among Transferor and Transferee or their respective affiliates, Transferee shall be entitled to exercise the remedies set forth in this Section 11.1, provided, that Transferee, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Transferor written notice of the same. Transferor shall have 10 Business Days from the receipt of such notice to cure the default. If Transferor timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Transferor fails to timely cure such default, Transferee, at Transferee’s option, shall be entitled to exercise either (but not both) of the following remedies: (i) terminate this Agreement, in which event both parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement; or (ii) seek specific performance of Transferor’s obligations hereunder; provided, however, that any action for specific performance shall be commenced within ninety (90) days after such default, and if Transferee prevails thereunder, Transferor shall reimburse Transferee for all reasonable legal fees, court costs and all other costs of such action.

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11.2     Breach by Transferee. If Closing fails to occur because of a default by Transferee of any provision hereof, or any other agreement between or among Transferor and Transferee or their respective affiliates, Transferor shall be entitled to exercise the remedies set forth in this Section 11.2, provided, that Transferor, as a condition precedent to the exercise of their remedies or termination of this Agreement, shall be required to give Transferee written notice of the same. Transferee shall have 10 Business Days from the receipt of such notice to cure the default. If Transferee timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Transferee fails to timely cure such default, Transferor shall be entitled to terminate this Agreement pursuant to the terms of this Section 11.2. IF TRANSFEROR TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 11.2, TRANSFEREE AND TRANSFEROR AGREE THAT TRANSFEROR’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, TRANSFEROR, AS TRANSFEROR’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT, IN WHICH CASE (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF TRANSFEREE AND TRANSFEROR HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NONE OF THE PARTIES SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) ESCROW AGENT SHALL DELIVER THE DEPOSIT TO TRANSFEROR PURSUANT TO TRANSFEROR’S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES (OTHER THAN ANY AMOUNTS PAYABLE PURSUANT TO THE INDEMNITY PROVISIONS OF SECTION 2.1), AND (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO TRANSFEREE. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT TRANSFEROR WOULD SUFFER IN THE EVENT OF TRANSFEREE’S DEFAULT AND FAILURE TO DULY COMPLETE THE ACQUISITION HEREUNDER. TRANSFEROR IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE (PROVIDED, THAT TRANSFEROR IS ABLE TO COLLECT THE FULL AMOUNT OF THE DEPOSIT FROM ANY LETTER OF CREDIT PROVIDER, TO THE EXTENT APPLICABLE. OTHERWISE TRANSFEROR SHALL HAVE THE RIGHT TO TAKE SUCH ACTION AS IS REQUIRED TO COLLECT SUCH AMOUNT FROM SUCH LETTER OF CREDIT PROVIDER OR TRANSFEREE).

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TRANSFEROR AND TRANSFEREE ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 11.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Transferor’s Initials	Transferee’s Initials

ARTICLE XII

Escrow

12.1	Escrow.

(a)             Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as herein provided. Escrow Agent shall hold the Deposit in escrow (and, to the extent delivered in the form of cash, in insured money market accounts, certificates of deposit, United States Treasury Bills or such other interest-bearing accounts as Transferee and Transferor, both acting reasonably, may jointly instruct from time to time) until the earlier to occur of (i) the Closing Date, at which time the Deposit shall be paid to Transferor and credited towards the Purchase Price in accordance with the terms of Section 9.5(a), or (ii) the date on which Escrow Agent is authorized to disburse the Deposit as set forth in Section 12.1(b). The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

(b)             If Closing does not occur, and either Transferor or Transferee makes a written demand upon Escrow Agent for delivery of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from such other party to the proposed delivery on or before the 10th day after the giving of such notice, Escrow Agent shall be authorized to make such delivery. If Escrow Agent does receive such written objection within such 10-day period, Escrow Agent shall continue to hold the Deposit until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of a state court in the State of Missouri or the State of New York. Escrow Agent shall give written notice of such deposit to Transferor and Transferee as soon as reasonably practicable. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)             The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in

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bad faith, in willful disregard of this Agreement or in gross negligence. Transferor and Transferee jointly and severally shall indemnify, protect, defend and hold Escrow Agent harmless from and against all Losses incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to (i) actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or in gross negligence on the part of Escrow Agent, or (ii) any default by Escrow Agent in the performance of its filing obligations under Section 12.1(e). Escrow Agent’s closing escrow fees, if any, shall be paid in accordance with Section 10.2.

(d)             The parties shall deliver to Escrow Agent an executed copy of this Agreement, which shall constitute their instructions to Escrow Agent. Escrow Agent shall execute the signature page for Escrow Agent attached hereto with respect to the provisions of this Section 12.1; provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement as between Transferee and Transferor, and the same shall become fully effective as between Transferee and Transferor upon execution by Transferee and Transferor, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement other than this Section 12.1.

(e)             Escrow Agent, as the Person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Code, shall file all necessary information reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code (but only to the extent that Escrow Agent is given the information necessary to make such filings).

(f)              The parties hereto shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by counsel for Transferee and Transferor) as Escrow Agent and/or Transferor and Transferee shall reasonably deem necessary for its or their protection, including Escrow Agent’s general provisions (as may be modified by Transferee, Transferor and Escrow Agent) with respect to the documents and the funds to be deposited into escrow as provided in this Agreement. In the event of any inconsistency between the provisions of this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern, unless otherwise expressly agreed to in writing by Transferor and Transferee.

(g)             The provisions of this Article XII shall survive Closing and the delivery of the documents being delivered pursuant hereto, and shall not be deemed merged into any instrument of conveyance delivered at Closing.

ARTICLE XIII

Miscellaneous

13.1     Brokers. Each of Transferor, on the one hand, and Transferee, on the other hand, hereby represents and warrants to and agrees with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation

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(“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby. Each of Transferor, on the one hand, and Transferee, on the other hand, hereby agrees to indemnify, hold harmless, protect and defend the other and its respective affiliates and their officers, directors and employees from and against any Loss for or in connection with any claims for Commissions claimed or asserted by or through it in connection with the transaction contemplated herein (or any breach of any of its representations under this Section 13.1).

13.2     Expenses. Subject to the payment of Closing costs pursuant to Section 10.2 and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

13.3     Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such customary documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

13.4     Survival of Representations and Warranties. All of Transferor’s and Transferee’s respective representations, warranties, covenants and indemnities set forth in Article IV and Article V, respectively, of this Agreement shall survive Closing and the delivery of the Closing Documents, and shall not be deemed merged into any instrument of conveyance delivered at Closing, for a period of one year following the Closing (provided, however, that the indemnities of Transferor, on the one hand, and Transferee, on the other hand, set forth in Section 13.1, and the indemnity of Transferee set forth in Section 2.1, shall survive for the applicable statute of limitations). Each such representation and warranty shall automatically be null and void and of no further force and effect upon the expiration of the applicable survival period specified above, and Transferee or Transferor, as applicable, shall not be entitled to commence an action or proceeding claiming breach of any such representation or warranty by the other at any time subsequent to the expiration of the applicable survival period specified above. Subject to the foregoing, any provision of this Agreement which by its terms requires observance or performance subsequent to Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

13.5     Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

13.6     Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

13.7     Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has

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been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

13.8     Amendments/Waiver. Except as set forth in Section 12.1(d), no amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

13.9     Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, and the Closing Documents, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

13.10   Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile (or other electronic means) and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile (or other electronic means), the parties will use their best efforts to deliver originals as promptly as possible after execution.

13.11   Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

13.12   Governing Law/Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the State of New York and each party hereto agrees to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, each party hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, personal jurisdiction over such party in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York, and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon such party by registered or certified mail to or by personal service at the last known address of such party, whether such address be within or without the jurisdiction of any such court.

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13.13   Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter. All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this Section 13.13, then the first attempted delivery shall be deemed to constitute delivery; and provided, further, however, that Notices properly given by facsimile shall be deemed given when received by facsimile. Each party shall be entitled to change its address for Notices from time to time by delivering to the other parties Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth following its name below:

To Transferor:	Westfield America Limited Partnership

c/o Westfield Corporation, Inc.

11601 Wilshire Blvd., 12th Floor

Los Angeles, California 90025-1748

Attention: Peter Schwartz, Esq. and Elizabeth Westman, Esq.

Telephone: (310) 445-2453 and (310) 575-6057

Facsimile: (310) 478-3987 and (310) 487-3173

with a copy to:	Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Matthew T. Golden, Esq.

Telephone: (212) 909-6269

Facsimile: (212) 909-6836

To Transferee:	CBL & Associates Limited Partnership

c/o CBL & Associates Properties, Inc.

2030 Hamilton Place Boulevard

CBL Center, Suite 500

Chattanooga, Tennessee 37421

Attention: Scott Word

Telephone: (423) 490-8358

Facsimile: (423) 490-8390

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with a copy to:	Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Yaacov Gross, Esq.

Telephone: (212) 468-8012

Facsimile: (212) 468-7900

and to:	Husch & Eppenberger, LLC

2030 Hamilton Place Boulevard

CBL Center, Suite 210

Chattanooga, Tennessee 37421

Attention: Jeffery V. Curry, Esq.

Telephone: (423) 757-5910

Facsimile: (423) 899-1278

Any notice required hereunder to be delivered to Escrow Agent shall be delivered in accordance with the above provisions as follows:

Fidelity National Title Insurance Company

1800 Parkway Place, Suite 700

Marietta, GA 30067

Attention:  Michael R. Sher

Telephone:  (888) 270-2050

Telecopier:  (770) 850-8222

Unless specifically required to be delivered to Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to Escrow Agent in order to be effective so long as it is delivered to the other parties in accordance with the above provisions.

13.14   Headings/Use of Terms/Exhibits. The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive. All references to clauses, sections and articles mean the clauses, sections and articles in this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

13.15   Assignment. Except as otherwise provided in Section 13.20, neither Transferor nor Transferee shall assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of the other. Subject to the provisions of this

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Section 13.15, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

13.16   Attorneys’ Fees. If litigation or any other action is required by either Transferor or Transferee to enforce or interpret the terms of this Agreement, the prevailing party in such litigation or other action shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witness fees and costs incurred by reason of such litigation or other action and those incurred in preparation thereof at both the trial and appellate levels.

13.17	Indemnification.

(a)             In addition to any other indemnity under this Agreement, Transferor agrees to indemnify, protect, hold harmless and, if requested by Transferee in Transferee’s sole and absolute discretion, defend (with counsel of Transferor’s choosing, subject to Transferee’s consent, not to be unreasonably withheld, delayed or conditioned) Transferee, its successors and assigns, from any and all Losses to the extent arising out of or in connection with any breach of any of Transferor’s representations, warranties, covenants or agreements herein or in any of the Closing Documents (provided, however, that Transferor’s indemnity obligations with respect to the matters described in this subsection (a) shall be subject to the limitations set forth in Article IV and Section 13.4).

(b)             In addition to any other indemnity under this Agreement, Transferee agrees to indemnify, protect, hold harmless and, if requested by Transferor in Transferor’s sole and absolute discretion, defend (with counsel of Transferee’s choosing, subject to Transferor’s consent, not to be unreasonably withheld, delayed or conditioned) Transferor, its successors and assigns, from any and all Losses to the extent arising out of or in connection with any breach of any of Transferee’s representations, warranties, covenants or agreements herein or in any of the Closing Documents (provided, however, that Transferee’s indemnity obligations with respect to the matters described in this subsection (b) shall be subject to the limitations set forth in Article V and Section 13.4).

13.18   Limitation on Liability. The obligations and liabilities of Transferor hereunder will be solely the obligations and liabilities of Transferor, and no direct or indirect stockholder, officer, director, partner, agent or employee of Transferor will be obligated personally for any debt, obligation or liability of Transferor, except, unless and to the extent that such obligation or liability is incurred in connection with any fraudulent action taken by such stockholder, officer, partner, director, agent or employee. The obligations and liabilities of Transferee hereunder will be solely the obligations and liabilities of Transferee, and no direct or indirect stockholder, officer, director, agent or employee of Transferee will be obligated personally for any debt, obligation or liability of Transferee, except, unless and to the extent that such obligation or

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liability is incurred in connection with any fraudulent action taken by such stockholder, officer, director, agent or employee.

13.19   Confidentiality. Transferor and Transferee shall, prior to the Closing, maintain the confidentiality of the transactions contemplated hereby and shall not, except as required by law, governmental regulation or the requirements of any stock exchange applicable to Transferor or Transferee, disclose the terms of this Agreement or of such transactions to any third parties whomsoever other than the principals of Escrow Agent, the Title Company and such other Persons whose assistance is required in carrying out the terms of this Agreement. Neither Transferor nor Transferee shall at any time issue a press release regarding the transactions contemplated hereby unless such release or communication has received the prior approval (not to be unreasonably withheld or delayed) of the other parties hereto. Transferee and Transferor shall cooperate with each other to agree upon the initial presentation materials regarding the transaction. Transferee agrees that all documents and information regarding the Property, the Sale Interest and/or Property Owner, of whatsoever nature made available to Transferee or any of their agents, employees, contractors and representatives by Transferor or any Transferor Related Party and the results of all tests and studies of the Property, if any, are confidential and, prior to the Closing, none of Transferee or any of its agents, employees, contractors and representatives, shall disclose any such documents or information to any other Person except those assisting it with the analysis of the Property, the Sale Interest or Property Owner, and only after procuring such Person’s agreement to abide by these confidentiality restrictions. Notwithstanding the foregoing, the parties hereto (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of Transferee and the transactions contemplated by this Agreement; provided, however, that no party (and no employee, representative or other agent thereof) shall disclose any other information that is not necessary to understand the tax treatment and tax structure of Transferee and the transactions contemplated by this Agreement, and any information that could lead another to determine the identity of the parties hereto, or any other information to the extent that such disclosure could result in a violation of any Federal or state securities laws. This Section 13.19 shall survive Closing or termination of the Agreement.

13.20   Transferor’s Like-Kind Exchange. Transferor and Transferee acknowledge and agree that the purchase and sale of each of the Sale Interest and the Option Interest may be part of a tax-free exchange by Transferor under Section 1031 of the Internal Revenue Code and Revenue Procedure 2000-37, 2000-40 I.R.B. 308 (each a “Like Kind Exchange”). Transferee hereby agrees to reasonably cooperate with Transferor to facilitate such Like Kind Exchange if requested by the Transferor, provided, that (a) Transferee shall not be required to take title to, contract for the acquisition of or acquire any other property, (b) such Like Kind Exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement, and (c) Transferee shall not incur any additional cost, expense or direct or contingent liability arising out of or in connection with such Like Kind Exchange. Notwithstanding anything to the contrary contained in this Agreement, if Transferor so elects to

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close the transfer of as a Like Kind Exchange, then (i) Transferor, at its sole option, may assign its rights under this Agreement to transfer the Sale Interest and/or the Option Interest, as applicable, under this Agreement, and may assign its rights to receive the Purchase Price and/or the purchase price for the Option Interest, to a deferred exchange intermediary or an exchange accommodation titleholder (each an “Intermediary”); (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Transferor pursuant to this Agreement; (iii) such delegation and assignment shall in no way decrease, modify or otherwise affect the rights of Transferee pursuant to this Agreement or increase the obligations of Transferee; (iv) such delegation and assignment shall not delay the Closing beyond the Outside Closing Date; (v) Transferor shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (vi) the Intermediary shall have no liability to Transferee; (vii) the closing of the transfer of the Sale Interest and/or the Option Interest, as applicable, to Transferee shall be undertaken by direct assignment from Transferor to Transferee; (viii) Transferor shall indemnify, protect, defend and hold harmless Transferee from and against any and all liability arising from and out of such exchange by Transferor.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be executed as of the date first set forth above.

TRANSFEREE:

CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CBL Holdings I, Inc., its general partner

By:	/s/ Stephen D. Lebovitz
Name: Stephen D. Lebovitz
Title: President

TRANSFEROR:

WESTFIELD AMERICA LIMITED PARTNERSHIP, a

Delaware limited partnership

By:	Westfield U.S. Holdings, LLC, its general partner

By:	/s/ Peter Lowy
Name: Peter Lowy
Title: Chief Executive Officer

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SIGNATURE PAGE

ESCROW AGENT

The undersigned hereby accepts the foregoing Purchase and Sale Agreement (the “Agreement”) and executes this Signature Page for the purpose of agreeing to the provisions of the Agreement applicable to Escrow Agent (as defined in the Agreement) and agreeing to act as Escrow Agent in strict accordance with the terms thereof.

ESCROW AGENT:

FIDELITY TITLE INSURANCE COMPANY

By:	/s/ Michael R. Sher
Name: Michael R. Sher
Title: Vice President/NTS Counsel

Date:	August 9, 2007

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LIST OF SCHEDULES

Defined Terms	Schedule 1
Permitted Exceptions	Schedule 2.2(a)
Mechanics’ Liens Arising from Work Performed for Property Owner	Schedule 2.2(b)
Other Names for Transferor and Property Owner	Schedule 4.1(a)
Tenant Leases Not in Full Force and Effect; Defaults under Tenant Leases	Schedule 4.5(b)
Rent Roll	Schedule 4.5(c)
Contract List	Schedule 4.5(d)
Defaults under Continuing Contracts or Permits; Defaults under Permitted Exceptions	Schedule 4.5(e)
Third Party Brokerage and Leasing Agreement Where Fees are Payable	Schedule 4.5(f)
Threatened Actions, Property Violations and Proceedings	Schedule 4.6
Environmental Reports	Schedule 4.7
Pending Tax Proceedings	Schedule 4.8(a)
Notice of Tax Audits	Schedule 4.8(b)

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Tax Matters Agreements	Schedule 4.8(c)
Tax Basis of the Property	Schedule 4.8(d)
Tax Depreciation Schedule	Schedule 4.8(e)
Property Employees	Schedule 4.11

Material Liabilities of Property Owner Other than (i) Liabilities Reflected in Property Owner’s financial statements described in Section 4.14, and (ii) Liabilities Incurred in the Ordinary Course of Business of Owning or Operating the Property

Schedule 4.14
Existing Loan Documents; Outstanding Principal Balance	Schedule 4.17
Approved Transactions Guidelines	Schedule 6.1(c)
Terminated Contracts	Schedule 6.3
Anchor Tenants	Schedule 6.6

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LIST OF EXHIBITS

Exhibit A	Form of Tenant Estoppel
Exhibit B	Form of Assignment and Assumption of Sale Interest
Exhibit C	Form of Non-Foreign Affidavit
Exhibit D-1	Form of Title Affidavit
Exhibit D-2	Form of Non-Imputation Affidavit
Exhibit E	Form of Tenant Notification Letter
Exhibit F	Form of Letter of Credit
Exhibit G	Legal Description of Property
Exhibit H	Legal Description of Option Property
Exhibit I	Assumed Guaranties

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SCHEDULE 1

GLOSSARY OF DEFINITIONS

As used in the foregoing Purchase and Sale Agreement, the following terms shall have the following meanings:

“Access Agreement” has the meaning set forth in Section 2.1.

“Accountants” has the meaning set forth in Section 10.5.

“Act” means the Securities Act of 1933, as amended.

“Additional Rent” has the meaning set forth in Section 10.1(d).

“Additional Rent Year” has the meaning set forth in Section 10.1(i).

“Agreement” has the meaning set forth in the opening paragraph hereto.

“Anchor Tenant” has the meaning set forth in Section 6.6.

“Anchor Estoppels” has the meaning set forth in Section 6.6.

“Approved Transactions Guidelines” has the meaning set forth in Section 6.1(c).

“Assignment and Assumption of Sale Interest” has the meaning set forth in Section 9.2(b).

“Assumed Guaranties” means, with respect to the Existing Mortgage Loan, those guaranties and indemnities set forth on Exhibit I attached hereto.

“Assumption Fees” has the meaning set forth in Section 6.8(e).

“Basic Rent” has the meaning set forth in Section 10.1(d).

“Bringdown Certificate” has the meaning set forth in Section 6.1(c).

“Business Day” means each day of the year other than Saturdays, Sundays, legal holidays and days on which banking institutions are generally authorized or obligated by Law to close in the Sate of Missouri, the State of New York or the State of California.

“CBL REIT” means CBL & Associates Properties, Inc., a Delaware corporation.

“Closing” has the meaning set forth in Section 9.1.

Schedule 1-1

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“Closing Documents” means those documents required to be delivered by Transferor or Transferee at Closing pursuant to or in connection with this Agreement, including, without limitation, those attached hereto as Exhibits A through F.

“Closing Statement” has the meaning set forth in Section 9.2(f).

“COBRA” has the meaning set forth in Section 6.7(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” has the meaning set forth in Section 13.1.

“Continuing Contracts” means any Contracts, other than Contracts which are national contracts or which require the consent of the other party thereto to any change-of-control in Property Owner, that Transferee elects to assume or does not elect, pursuant to Section 6.3 hereof, to require Transferor to terminate.

“Contract List” has the meaning set forth in Section 4.5(d).

“Contracts” means, subject to Section 6.3, all right, title and interest of Transferor or Property Owner in and to any and all contracts, agreements or commitments, oral or written (other than the Tenant Leases and option agreements), binding upon or relating to the Real Property for the operation and maintenance of the Real Property, that extend beyond Closing, to the extent that they are assignable.

“Conveyance” has the meaning set forth in the recitals hereto.

“Curable Title Objections” has the meaning set forth in Section 2.2(b).

“Deposit” has the meaning set forth in Section 1.2(d).

“Early Terminated Tenant Lease” has the meaning set forth in Section 1.2(b).

“Effective Date” means August 9, 2007.

“Environmental Law” means any Law, including requirements under permits, licenses, consents and approvals, relating to pollution or protection of human health or the environment, including those that relate to emissions, discharges, releases or threatened releases, or the generation, manufacturing, processing, distribution, use, treatment, storage, disposal, transport, or handling, of Hazardous Materials.

“ERISA” has the meaning set forth in Section 6.7(b).

“Escrow Agent” means Fidelity National Title Insurance Company.

Schedule 1-2

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“Estoppel Certificates” means, collectively, each Anchor Store Estoppel, each Tenant Estoppel, each REA Estoppel, and each Transferor’s Estoppel (if any).

“Executive Order” has the meaning set forth in the recitals hereto.

“Existing Mortgage Loan” means that certain loan in the original principal amount of $140,000,000, made pursuant to that certain Loan Agreement, dated as of August 29, 2006, by and between UBS Real Estate Investments, Inc., as lender, and Property Owner, as borrower, which loan is secured by one or more mortgages on the Property.

“Existing Lender” has the meaning set forth in Section 6.8(a).

“Existing Loan Documents” has the meaning set forth in Section 4.17.

“Hazardous Materials” means those materials that are regulated by or form the basis of liability under any Environmental Law, including: (a) any substance identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance; (b) any petroleum or petroleum derived substance or waste; (c) any asbestos or asbestos-containing material; (d) any polychlorinated biphenyl (PCB) or PCB-containing or urea-formaldehyde-containing material or fluid; (e) any radioactive material or substance, including radon; (f) any lead or lead based paints or materials; and (g) any mold, fungi, yeast or other similar biological agents that may have an adverse effect on human health.

“Improvements” mean all right, title and interest of Transferor or Property Owner in and to the improvements, structures, parking facilities and fixtures now or hereafter placed, constructed, installed or located on the Land, including all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy thereof (such as heating, air conditioning, and mechanical systems).

“Intangible Property” means any and all intangible property, goodwill, rights, privileges, and appurtenances owned by Property Owner and in any way related to, or used in connection with, the ownership, operation, maintenance, use or occupancy of the Real Property (other than the Contracts and the Tenant Leases) to the extent that they are assignable, including the Permits, Plans and Records, guaranties, warranties, websites, e-mail addresses, trade names, trademarks, telephone and facsimile numbers assigned to the Property or the Property management office and all rights, claims and recoveries under insurance policies related to the Real Property or the Personal Property. Intangible Property shall not include, any rights to the name “Westfield” or any marks, logos or other brand identification items associated with the “Westfield” name, but shall include, any rights to the names “Chesterfield Mall” and any variations thereof, if any.

“Intangible Property Documents” means any and all documents and instruments evidencing and/or relating to all or any portion of the Intangible Property.

Schedule 1-3

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“Intermediary” has the meaning set forth in Section 13.20.

“Land” means the parcel or parcels of land described in Exhibit G attached hereto, together with all of Property Owner’s right, title and interest, if any, in and to (i) any reversions, remainders, privileges, easements, rights-of-way, appurtenances, agreements, rights, licenses, tenements and hereditaments appertaining to or otherwise benefiting or used in connection with the real property or the Improvements located thereon, (ii) any strips and gores of land, streets, alleys, public ways or rights-of-way abutting, adjoining, adjacent, connected or appurtenant thereto, and (iii) any minerals and mineral rights, oil, gas, and oil and gas rights, other hydrocarbon substances and rights, development rights, air rights, water and water rights, wells, well rights and well permits, water and sewer taps (or their equivalents), and sanitary or storm sewer capacity appertaining to or otherwise benefiting or used in connection therewith.

“Laws” means all Federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, policy directives, judgments or decrees (including common law), including those of judicial and administrative bodies.

“Lender Consent” has the meanings set forth in Section 6.8(b).

“Liens” means liens, encumbrances, claims, covenants, conditions, restrictions, easements, rights of way, options, pledges, judgments, pledges, hypothecations, rights of first offer or first refusal, security interests or other similar matters.

“Like Kind Exchange” has the meaning set forth in Section 13.20.

“Losses” means, on an after-tax basis, all damages, losses, liabilities, claims, actions, interest, penalties, demands, obligations, judgments, expenses or costs (including reasonable attorneys’ fees, charges and disbursements, including those of in-house counsel and appeals, and expert witness fees), including, without limitation, any claim for a mechanic’s lien or materialmen’s lien.

“Lost Rent” has the meaning set forth in Section 1.2(b).

“Material Adverse Effect” has the meaning set forth in Section 5.5.

“Material Adverse Title Effect” has the meaning set forth in Section 2.2(b).

“Material Event Termination Notice” has the meaning set forth in Section 6.4.

“New Income” has the meaning set forth in Section 1.2(b).

“New Tenant Lease” has the meaning set forth in Section 1.2(b).

“Notices” has the meaning set forth in Section 13.13.

Schedule 1-4

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“OFAC” has the meaning set forth in the definition of “Prohibited Person”.

“Option” has the meaning set forth in Section 6.11.

“Option Interest” has the meaning set forth in Section 6.11.

“Option Period” has the meaning set forth in Section 6.11.

“Option Property” has the meaning set forth in Section 6.11.

“Original Operating Agreement” has the meaning set forth in the recitals hereto.

“Permits” means all right, title and interest of Transferor or Property Owner in and to all governmental or quasi-governmental permits, agreements, licenses, certificates, authorizations, applications, approvals, entitlements, variances and waivers, including building permits and certificates of occupancy, relating to the construction, ownership, development, use, operation, maintenance or repair of the Real Property, to the extent that they are assignable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, real estate investment trust, unincorporated association, joint stock company, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing or any other entity or association.

“Personal Property” means all right, title and interest of Transferor or Property Owner in and to all tangible personal property, machinery, apparatus, appliances, equipment and supplies currently used in the operation, repair and maintenance of all or any portion of the Real Property. Personal Property shall not include any tangible personal property and fixtures which are owned by Tenants.

“Plans and Records” means, to the extent in Transferor’s Possession or Reasonable Control, all right, title and interest of Transferor or Property Owner in and to all reports, studies, financial or other records, books or documents existing and relating to the ownership, use, operation, construction, fabrication, repair or maintenance of, or otherwise to, the Real Property, including the following: surveys, maps, plats and street improvement specifications of the Real Property; soil, substratus, environmental, engineering, structural and geological studies, reports and assessments; architectural drawings, as-builts, plans, engineer’s drawings and specifications; appraisals; title reports or policies together with any copies of documents referenced therein; expansion, renovation or development-related documents; and booklets, manuals, files, records, correspondence contained in lease files, tenant lists, tenant files, logos, tenant prospect lists, other mailing lists, sales brochures and other materials, and leasing brochures and advertising materials and similar items. Nothing in this Agreement shall prohibit Transferor from retaining a copy of any item delivered to Transferee.

Schedule 1-5

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“Prohibited Person” means any of the following: (a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a Person owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http:www/treas.gov/offices/enforcement/ofac; (d) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a Person that is affiliated with any Person identified in clause (a), (b), (c) and/or (d) above.

“Property” means all of Property Owner’s right, title and interest (if any) in and to (a) the Real Property, (b) the Personal Property, (c) the Tenant Leases, (d) the Continuing Contracts, and (e) the Intangible Property.

“Property Documents” means the following to the extent in Transferor’s Possession or Reasonable Control and relating to the Property: (a) Tenant Leases, (b) Contracts, (c) current insurance certificates, (d) existing ALTA surveys, (e) existing title insurance commitments or reports, (f) Permits, (g) tax bills for the last 2 years, (h) current rent rolls, (i) soil, substratus, environmental, structural and geological studies, reports and assessments, (j) operating statements, (k) guarantees and warranties, and (l) other materials reasonably requested by Transferee.

“Property Employees” has the meaning set forth in Section 4.11.

“Property Owner” has the meanings set forth in the recitals hereto.

“Property Owner Organizational Documents” means the certificate of formation and the limited liability company agreement of Property Owner.

“Pro-Rated Termination Payments” means Termination Payments received under (i) the first Early Terminated Tenant Lease, the termination of which results in the actual in-place net operating income from the Sale Interest (after taking into account all income under New Tenant Leases) as of the Closing Date to be less than $18,107,384, and (ii) all subsequent Early Terminated Tenant Leases.

“Proration Schedule” has the meaning set forth in Section 10.1.

“Proration Time” has the meaning set forth in Section 10.1(h).

“Purchase Price” has the meaning set forth in Section 1.2(a).

“REA” has the meaning set forth in Section 6.6.

“REA Estoppel” has the meaning set forth in Section 6.6.

Schedule 1-6

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“REA Party” has the meaning set forth in Section 6.6.

“Real Property” means, collectively, the Land and Improvements.

“Rent Audit” has the meaning set forth in Section 10.1(f).

“Rent Roll” has the meaning set forth in Section 4.5(c).

“Sale Interest” has the meaning set forth in the recitals hereto.

“SEC” has the meaning set forth in Section 10.5.

“Subject Files” has the meaning set forth in Section 10.4.

“Survey” means a current as-built ALTA survey of the Property.

“Tax Returns” has the meaning set forth in Section 4.7(b).

“Taxes” means all taxes, charges, fees, levies or other assessments, including, without limitation, special assessments for improvements, income, gross receipts, excise, real and personal property, sales, transfer, deed, stamp, license, payroll and franchise taxes, imposed by any governmental authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

“Tenant Contributions” has the meaning set forth in Section 10.1(i).

“Tenant Deposits” means all security deposits plus any interest accrued thereon, paid by Tenants to Property Owner relating to the Property.

“Tenant Estoppel” has the meaning set forth in Section 6.6.

“Tenant Leases” means all leases, licenses, tenancies or occupancy arrangements (other than option agreements), whether written or oral, to which Property Owner is a party, and all right, title and interest of Property Owner as landlord thereunder, affecting any portion of any Real Property, if any, that extend beyond Closing.

“Tenants” means all Persons leasing, renting or occupying space within the Property pursuant to Tenant Leases.

“Termination Payments” means the aggregate amount of payments actually made (whether such payment is made prior to or after the Closing Date) by Tenants in connection with the termination of the Early Terminated Tenant Leases. Termination Payments (including any Pro-Rated Termination Payments) shall be applied in accordance with Sections 10.1(g), (h) and (m) regardless of when received.

Schedule 1-7

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“Title Commitment” means a current commitment for an owner’s title insurance policy for the Property.

“Title Company” means Fidelity National Title Insurance Company.

“Title Policy” has the meaning set forth in Section 7.1(a).

“Transfer Tax Returns” has the meaning set forth in Section 7.1(h).

“Transferee” has the meaning set forth in the opening paragraph hereto.

“Transferee Employer” and “Transferee Employers” have the meanings set forth in Section 6.7(a).

“Transferee’s Actual Knowledge” means the actual knowledge, without any duty of inquiry or investigation, of Keith Honnold and Scott Word as to a fact at the given time. Without limiting the foregoing, Transferor acknowledges that the individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Transferee or any of its affiliates, or to make any inquiry of any Persons, or to take any other actions in connection with the representations and warranties of Transferee set forth in this Agreement. Neither the actual knowledge of any other Person, nor the constructive knowledge of the foregoing individuals or of any other Person, shall be imputed to the foregoing individuals.

“Transferee’s Closing Costs” has the meaning set forth in Section 10.2.

“Transferee’s Objections” has the meaning set forth in Section 2.2(b).

“Transferor” has the meaning set forth in the opening paragraph hereto.

“Transferor Related Party” means each of Transferor and Property Owner, and their respective affiliates and the direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents and contractors, and any successors or assigns of the foregoing.

“Transferor’s Actual Knowledge” means the actual knowledge, without any duty of inquiry or investigation, of Bill Hecht, Bill Gioroukos, Peter Koenig, Roger Porter, Mark Stefanek, Linda Kaufman and/or Ken Wong as to a fact at the time given. Without limiting the foregoing, Transferee acknowledges that the foregoing individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Transferee or any of its affiliates, or to make any inquiry of any Persons, or to take any other actions in connection with the representations and warranties of Transferor set forth in this Agreement. Neither the actual knowledge of any other Person, nor the constructive knowledge of the foregoing individuals or of any other Person, shall be imputed to the foregoing individuals.

“Transferor’s Closing Costs” has the meaning set forth in Section 10.2.

“Transferor’s Estoppel” has the meaning set forth in Section 6.6.

“Transferor’s Response” has the meaning set forth in Section 2.2(d).

“Transferor’s Possession or Reasonable Control” means within the possession or control of (a) Transferor, (b) Property Owner, (c) any Person controlled by Transferor or Property Owner, (d) Property Owner’s property manager (or any of such property manager’s affiliates), or (e) any employees, agents or third party consultants of Transferor or Property Owner.

“WARN Act” has the meaning set forth in Section 6.7(b).

Schedule 1-8

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